Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated December 22, 2006,

between

ADP, INC.

and

GENERAL PHYSICS CORPORATION

TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS		- 1 -
1.1.	Definitions	- 1 -
1.2.	Interpretation	- 14 -
1.3.	Knowledge	- 14 -
ARTICLE II. THE PURCHASE AND SALE		- 15 -
2.1.	Sale and Purchase	- 15 -
2.2.	Purchase Price	- 15 -
2.3.	Base Purchase Price	- 15 -
2.4.	Lockbox Accounts	- 18 -
2.5.	Contingent Purchase Price	- 18 -
2.6.	Closing Date Unbilled Amount Statement	- 22 -
2.7.	Payment of Per Customer Unbilled Amounts	- 23 -
2.8.	Purchase Price Allocation	- 23 -
2.9.	Excluded Assets and Liabilities	- 24 -
2.10.	Closing	- 24 -
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ADP		- 26 -
3.1.	Organization, Existence and Standing	- 26 -
3.2.	Authorization and Validity of Agreements	- 26 -
3.3.	No Violations	- 27 -
3.4.	Required Consents	- 27 -
3.5.	Financial Statements	- 27 -
3.6.	Absence of Undisclosed Liabilities	- 28 -
3.7.	Conduct of Business	- 28 -
3.8.	No Change in Transferred Business	- 29 -
3.9.	Title to Properties; Encumbrances; Sufficiency	- 29 -
3.10.	Contracts	- 30 -
3.11.	Litigation	- 32 -
3.12.	Taxes	- 32 -
3.13.	Compliance with Laws	- 32 -
3.14.	Transferred Intellectual Property	- 32 -
3.15.	Insurance	- 33 -
3.16.	Employees	- 33 -
3.17.	Real Property	- 36 -
3.18.	Customers and Suppliers	- 36 -
3.19.	Environmental Laws and Regulations	- 37 -
3.20.	Broker’s or Finder’s Fees	- 37 -
3.21.	No Other Representations and Warranties	- 37 -
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER		- 37 -
4.1.	Existence and Good Standing of Purchaser; Power and Authority	- 37 -
4.2.	No Violations	- 38 -

4.3.	Consents	- 38 -
4.4.	Litigation	- 38 -
4.5.	Reliance By Purchaser	- 38 -
4.6.	Financing	- 38 -
4.7.	Broker’s or Finder’s Fees	- 39 -
4.8.	Solvency	- 39 -
ARTICLE V. ADDITIONAL AGREEMENTS		- 39 -
5.1.	Conduct of Business Prior to Closing	- 39 -
5.2.	Access to Information	- 39 -
5.3.	Regulatory and Other Authorizations; Consents	- 40 -
5.4.	Books, Records and Information	- 41 -
5.5.	Covenant Not to Compete; Non-Solicitation	- 42 -
5.6.	Accounts Receivable	- 44 -
5.7.	Mail	- 44 -
5.8.	Certain Names and Logos; No disparagement	- 44 -
5.9.	Further Action	- 45 -
5.10.	Employee Relations	- 45 -
5.11.	Tax Matters	- 46 -
5.12.	Lease Guaranty	- 47 -
5.13.	Pre-Closing Assumed Contracts	- 48 -
5.14.	Post-Closing Transfer of Assets	- 48 -
ARTICLE VI. EMPLOYEE MATTERS		- 48 -
6.1.	Offer of Employment to Employees	- 48 -
6.2.	Transferring Employees’ Benefits	- 48 -
ARTICLE VII. CONDITIONS TO PURCHASER’S OBLIGATIONS		- 50 -
7.1.	Performance of Agreements	- 50 -
7.2.	Representations and Warranties	- 50 -
7.3.	No Order	- 51 -
7.4.	Material Adverse Effect	- 51 -
7.5.	Employment Agreements	- 51 -
7.6.	Required Consents	- 51 -
7.7.	Named Employee Non-Compete, Confidentiality and Severance Agreements	- 51 -
7.8.	Employee Acknowledgments	- 51 -
7.10.	Closing Deliveries	- 51 -
ARTICLE VIII. CONDITIONS TO ADP’S OBLIGATIONS		- 51 -
8.1.	Performance of Agreements	- 51 -
8.2.	Representations and Warranties	- 52 -
8.3.	No Order	- 52 -
8.4.	Required Consents	- 52 -
8.5.	Closing Deliveries	- 52 -
ARTICLE IX. TERMINATION		- 52 -
9.1.	Termination	- 52 -
9.2.	Effect on Obligations	- 52 -
ARTICLE X. SURVIVAL AND INDEMNIFICATION		- 53 -
10.1.	Survival of Representations and Warranties	- 53 -

10.2.	Indemnification	- 53 -
10.3.	Indemnification Procedures	- 53 -
10.4.	Limitation of Liability	- 56 -
ARTICLE XI. MISCELLANEOUS		- 58 -
11.1.	Entire Agreement	- 58 -
11.2.	Successors and Assigns	- 58 -
11.3.	Counterparts	- 59 -
11.4.	Headings	- 59 -
11.5.	Amendments	- 59 -
11.6.	No Third Party Beneficiary Rights	- 59 -
11.7.	Expenses	- 59 -
11.8.	Notices	- 59 -
11.9.	Governing Law	- 60 -
11.10.	Publicity	- 60 -
11.11.	Severability	- 60 -
11.12.	WAIVERS OF TRIAL BY JURY	- 61 -

SCHEDULES

1.1(a)	ADP Accounting Policies
1.1(b)-1	Prepaid Amounts and Deposits
1.1(b)-2	Other Assets
1.1(c)	Assumed Contracts
1.1(d)-1	Assumed Balance Sheet Liabilities
1.1(d)-2	Other Assumed Liabilities
1.1(g)	Other Excluded Assets
1.1(h)	Field Trainers
1.1(i)	Leased Properties
1.1(j)	Named Employees
1.1(k)	Permitted Encumbrances
1.1(l)	Tangible Personal Property
1.1(n)	Transferred Intellectual Property
1.1(o)	Reference Date Statement of Net Assets
2.3(b)	ADP Wire Transfer Instructions
3.3	No Violations; Consents
3.5	Non-Occurring Items
3.6	Undisclosed Liabilities
3.7	Certain Events
3.9(c)	Mixed Use Contracts and Mixed Use Assets
3.9(e)	Location of Tangible Personal Assets
3.10(c)	Bids and Proposals
3.11	Litigation
3.13	Permits
3.14(c)	Certain Infringements

3.14(d)	Options, Licenses or Agreements Relating to Transferred Intellectual Property
3.15	Insurance
3.16(a)	Employees
3.16(b)	Employee Benefit Plan
3.16(c)	Certain Employee Benefit Plans
3.16(d)	Certain Bonuses
3.16(e)	Certain Employment Terminations
3.16(g)	Employment-Related Claims
3.17	Real Property
3.18	Customers and Supplies
4.3	Purchaser Consents
4.6	Certain Purchaser Conditions
6.1	Offer of Employment to Employees
6.2	Purchaser Benefit Plans

EXHIBITS

A	Form of Assignment and Assumption Agreement
B	Form of Bill of Sale
C	Form of Facility Sharing Agreement
D	Financial Statements
E-1 through E-4	Forms of Key Employee Employment Agreements
F	Form of Landlord Certificates
G	Form of Named Employee Non-Compete, Confidentiality and Severance Agreement
H	Form of Transition Agreement
I	Form of Customer List
J	Intentionally Omitted
K	Purchase Price Allocation
L-1, L-2	Forms of Opinion of Sonnenschein Nath & Rosenthal LLP and of ADP’s Legal Department
M	Form of ADP Officer’s Certificate
N-1, N-2	Forms of Assignments
O	Form of Purchaser Officer’s Certificate
P	Form of Acknowledgement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated December 22, 2006, is made by and between ADP, Inc., a Delaware corporation (“ADP”), and General Physics Corporation, a Delaware corporation (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, ADP is involved, among other things, in the business of providing training, consulting and marketing products and services to the motor vehicle industry; and

WHEREAS, Purchaser desires to acquire from ADP, and ADP desires to sell to Purchaser, the Purchased Assets (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1.                              Definitions.  As used in this Agreement and in the schedules (including the Disclosure Schedules) attached hereto, the defined terms set forth below have the respective meanings set forth below (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined).

“ACDelco”: the ACDelco business unit of GM.

“ACDelco Training”: the e-business and WISE sales and application function training to the extent provided to ACDelco.

“Accounts Receivable”: the meaning specified in the definition of “Excluded Assets.”

“Acquisition Debt”:  the meaning specified in Section 4.8 hereof.

“Action”:  any claim, action, suit, arbitration, inquiry or proceeding by or before any Governmental Authority or arbitrator (including any administrative action).

“ADP”:  the meaning set forth in the Preamble to this Agreement.

“ADP Accounting Policies”: the accounting policies used by ADP to prepare the Financial Statements, as such policies are described on Schedule 1.1(a) attached hereto.

“ADP Dealer Services”: the business unit of ADP commonly known as “ADP Dealer Services”, and any successor thereto.

“ADP Deductible”:  Three Hundred Thousand Dollars ($300,000).

“Affiliate”: with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such specified Person.  As used in this definition, “control” of a Person (or any derivative of the word “control”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise.

“Agreed Rate”:  eight percent (8%) per annum.

“Agreement”:  this Asset Purchase Agreement, as amended from time to time.

“Ancillary Agreements”:  collectively, the Bill of Sale, the Assumption Agreement, the Transition Agreement, the Facility Sharing Agreement, the Employment Agreements, the Assignments and the other agreements executed by ADP or Purchaser pursuant to the terms and conditions of this Agreement.

“Assets”: all of ADP’s (and any of its Affiliates’) right, title and interest in (i) all Assumed Contracts (including all Claims, Actions, rights and interests with respect thereto), and (ii) all assets, properties, rights, Actions, Claims and goodwill of every kind and description, whether real personal or mixed, choate or inchoate, known or unknown, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the Books and Records, in each case owned, used or held for use exclusively in connection with the Transferred Business as conducted as of the Closing Date, including all of ADP’s right, title and interest in the following, but in each case only to the extent used exclusively in the Transferred Business as conducted as of the Closing Date:  (a) all Tangible Personal Property; (b) all Transferred Intellectual Property; (c) all Books and Records; (d) all prepaid amounts and deposits set forth on Schedule 1.1(b)-1; (e) all Permits to the extent assignable; (f) all Other Intangibles; (g) all other assets reflected on the Pre-Closing Statement; (h) the assets set forth on Schedule 1.1(b)-2; and (i) to the extent assignable, all insurance proceeds with respect to any Assets specified in subclauses (a), (g) and (h) of clause (ii) of this definition that have been damaged or destroyed prior to the Closing Time and not replaced prior to the Closing Time.

“Assignments”:  the meaning specified in Section 2.10(a)(viii).

“Assumed Contracts”:  all Contracts set forth on Schedule 1.1(c)

“Assumed Liabilities”: any and all debts, liabilities and obligations of ADP arising out of or incurred in connection with or otherwise related to (i) the Purchased Assets to the extent arising after the Closing Time; (ii) the performance and/or the operations of the Transferred Business after the Closing Time; (iii) the executory portions of the Assumed Contracts to be performed after the Closing Time; (iv) liabilities of the type set forth on Schedule 1.1(d)-1, to the extent specifically accrued on the Closing Date Balance Sheet; (v) liabilities accruing after the Closing Time pursuant to the Troy Lease Guaranty; and (vi) those liabilities set forth in Schedule 1.1(d)-2.

“Assumption Agreement”:  the Assignment and Assumption Agreement dated the Closing Date, executed by Purchaser and ADP, substantially in the form of Exhibit A.

“Audience-of-One”:  the product provided by Sandy Corporation to car manufacturers, truck manufacturers and hotel and leisure companies whereby Sandy Corporation develops and produces customer loyalty print (and, for industries other than the automotive industry, electronic) publications which have been partially customized (using available household and consumer data) to consumers’ individual interests, and mails hard copies (and/or, for industries other than the automotive industry, emails electronic copies) of such publications to purchasers of the products and services of such car manufacturers, truck manufacturers and hotel and leisure companies.

“Automatic”:  Automatic Data Processing, Inc., a corporation organized under the laws of the State of Delaware.

“Banking Change”: (i) any additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange, (ii) a general banking moratorium shall have been established by Federal, Illinois, New Jersey or New York authorities, or (iii) a war involving the United States shall have been declared, or any conflict involving the armed forces of the United States shall have escalated, or any other national emergency related to the effective operation of government or the financial community shall have occurred, in each case referred to in this clause (iii) which could reasonably be expected to adversely affect the industry in which the Transferred Business operates (to the extent that it does not disproportionately affect the Transferred Business).

“Base Purchase Price”:  the meaning specified in Section 2.3 hereof.

“Base Purchase Price Notice”:  the meaning specified in Section 2.3(e) hereof.

“Basket Eligible Representations and Warranties”:  all representations and warranties in Article III hereof, other than the representations and warranties contained in Sections 3.1(a), 3.2(a) and 3.9(a).

“Bill of Sale”:  the Bill of Sale, dated the Closing Date, executed by ADP in respect of the Purchased Assets, substantially in the form of Exhibit B.

“Books and Records”:  all originals and copies, on any media whatsoever (including computerized records), of (i) all books, records, files, data, drawings, blueprints, schematics,

reports, formulae, plans, processes, certificates, files of correspondence, and other documents related to the Transferred Business, the Purchased Assets or the Assumed Liabilities; (ii) all sales and promotional literature, customer and supplier lists, telephone numbers with respect to current and past customers and suppliers, and credit and sales records used or held for use in connection with the conduct of the Transferred Business; (iii) all accounting, financial, inventory and tax books and records and other financial records related to the Transferred Business; (iv) all past or pending customer proposals (including backup documentation and work papers) submitted in connection with the Transferred Business, (v) all I-9 Forms for Transferring Employees, and (vi) all Specified Transferred Employee Information, in the case of each item listed in clauses (i) through (v) above, only to the extent related to the conduct of the Transferred Business, the Purchased Assets or the Assumed Liabilities; it being agreed that the Specified Transferred Employee Information shall be delivered to Purchaser no later than ten (10) calendar days after the Closing Date.

“Business Day”:  any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required by law or other governmental action to close.

“Cash Adjustment”: the absolute value of the value of the line item entitled “Deferred Revenue” as set forth on the Closing Date Balance Sheet.  For the avoidance of doubt, if the Closing Time had occurred on the Reference Date, the Cash Adjustment would have been equal to $5,242,998, which is the absolute value of negative $5,242,998 (being the value of the line item entitled “Deferred Revenue” before any adjustments as set forth on the Reference Date Statement of Net Assets).

“Certificate”:  the meaning specified in Section 10.3(a) hereof.

“Claim”: any claim, cause of action, audit, dispute, litigation, arbitration, grievance, investigation, suit or proceeding.

“Closing”:  the meaning specified in Section 2.10 hereof.

“Closing Date”:  the meaning specified in Section 2.10 hereof.

“Closing Date Balance Sheet”: a balance sheet of the Transferred Business as of immediately prior to the Closing Time, prepared in accordance with the ADP Accounting Policies, consistently applied, reflecting the same line items, assets, liabilities and adjustments as reflected on the Reference Date Statement of Net Assets and in the form of Schedule 1.1(o).

“Closing Date Statement”:  the meaning specified in Section 2.3(c) hereof.

“Closing Date Unbilled Amount Statement”:  the meaning specified in Section 2.6(b).

“Closing Time”: 12:01 a.m., local time in New York, New York, on the Closing Date.

“Closing Date Working Capital”: the value of the line item entitled “Equity” as set forth on the Closing Date Balance Sheet.  For the avoidance of doubt, if the Closing Time had occurred on the Reference Date, the Closing Date Working Capital would have been equal to $305,636 (being the value of the line item entitled “Equity” as set forth on the Reference Date Statement of Net Assets).

“Code”:  the Internal Revenue Code of 1986, as amended, together with the regulations and rulings promulgated thereunder.

“Competitive Business”: the meaning specified in Section 5.5(a)(ii).

“Contingent Purchase Price”:  the meaning specified in Section 2.5 hereof.

“Contract”: any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, including in each case all amendments, modifications and supplements thereto, including any executory contracts.

“Dealer Training”: car or truck manufacturer-sponsored vehicle product training services for dealership employees.

“Disclosure Schedules”: the Disclosure Schedules dated the date hereof and attached hereto as a part of the Schedules and incorporated herein by reference and made a part hereof.

“Dollars” or “$”:  U.S. dollars.

“DMS”: dealer management computer system.

“Earnout Installment”:  the meaning specified in Section 2.5 hereof.

“Earnout Notice”:  the meaning specified in Section 2.5(d) hereof.

“Earnout Period”:  the meaning specified in Section 2.5(f) hereof.

“Earnout Statement”:  the meaning specified in Section 2.5(d) hereof.

“Employee Benefits Plan”:  any health and welfare, defined contribution, defined benefit, or other employee or retiree benefit plan (including (i) any “employee benefit plan” as defined in Section 3(3) of ERISA or (ii) any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess or supplemental executive compensation, employee stock purchase, vacation, sickness, disability, severance or separation, restricted stock plan, policy or arrangement), in which any of the Transferring Employees participate.

“Employees”: the meaning set forth in Section 3.16(a) hereof.

“Employment Agreements”:  collectively, the Key Employee Employment Agreements and the Named Employee Non-Compete, Confidentiality and Severance Agreements.

“Encumbrances”:  liens, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, or any other encumbrances or other restrictions or limitations on the use of real or personal property, or limitations or restrictions on, or irregularities in, title thereto.

“Environmental Laws”:  Laws relating to Hazardous Materials, environmental matters, public (including employee and worker) health or public safety or otherwise relating to the environment and any other Law relating to or imposing liability or standards of conduct with respect to the importation, manufacture, packaging, labeling, storage, transportation, sale, distribution or use of any chemical products or substances, and/or with respect to emissions, discharges, releases or threatened releases of any Hazardous Material, pollutant or contaminant into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, together with the regulations and rulings promulgated thereunder.

“Estimated Base Purchase Price”:  the meaning specified in Section 2.3(a) hereof.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, together with the regulations and rulings promulgated thereunder.

“Excluded Assets”:   (a) any and all assets and properties of ADP and its Affiliates not specifically set forth in the definition of “Assets”, including all direct and indirect right, title and interest in and to any of the following, whether owned by, possessed by, or relating to ADP or any of its Affiliates:  (i) all cash and cash equivalents; (ii) all accounts receivable owing to ADP (including those owing from ADP or any of its Affiliates) attributable to the conduct of any business (including the Transferred Business) prior to the Closing Time to the extent invoiced prior to the Closing Time, except to the extent such accounts receivable are included as an asset on the Closing Date Balance Sheet as “Receivables – Trade” or “Accrued Receivables” (“Accounts Receivable”); (iii) all supplies, equipment, office furnishings, computer equipment, fixtures, assets and rights under contracts and other property not used exclusively in the Transferred Business as conducted as of the Closing Date; (iv) all Retained Intellectual Property; (v) all agreements, purchasing programs and other similar arrangements to which ADP is a party or in which ADP participates as an Affiliate of Automatic and which are not listed in Schedule 1.1(c) as Assumed Contracts or otherwise specifically included in the definition of “Assets”; (vi) all Employee Benefits Plans and all trusts related thereto; (vii) all of ADP’s rights in the names “ADP”, “ADP, Inc.”, “Automatic Data Processing, Inc.”, or any derivative or variation thereof; and (viii) all of ADP’s rights under this Agreement and under the Ancillary Agreements; (b) all assets and rights which are owned or possessed by ADP or its Affiliates of every kind and description, whether real personal or mixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the Books and Records, in each case not used exclusively in the Transferred Business; and (c) the assets specifically listed on Schedule 1.1(g), provided that, for the avoidance of doubt, no Assumed Contracts shall be Excluded Assets under this Agreement.

“Excluded Liabilities”: any and all debts, liabilities, and obligations of ADP and its Affiliates not specifically set forth in the definition of Assumed Liabilities, including any and all debts, liabilities and obligations arising out of or incurred in connection with: (a) any Indebtedness of the Transferred Business existing on or prior to the Closing Time, (b) any Tax liabilities of the Transferred Business (whether or not such Tax liabilities result in the creation of Permitted Encumbrances) to the extent arising or relating to the period at or prior to the Closing Time (except for Purchaser’s obligation to pay certain Taxes pursuant to Section 5.11(b) hereof and any Taxes which are specifically set forth in the definition of Assumed Liabilities or the Schedules referred to in such definition), (c) any Action or Claim arising at or prior to the Closing Time, (d) any release or threatened release of any Hazardous Materials for which ADP is alleged to be responsible or on the Leased Property or other real property owned, leased or used in connection with the Transferred Business, in each case to the extent such release or threatened release relates to periods at or prior to the Closing Time, (e) any Environmental Laws, to the extent relating to the period prior to the Closing Time, (f) any Contracts other than the Assumed Contracts, (g) any debts, liabilities and obligations arising out of or incurred in connection with any Employee Benefits Plan, including those associated with ADP’s obligation to make matching contributions under its 401(k) plan and to pay prorated bonuses to any Transferring Employees in respect of the period beginning July 1, 2006 and ending at the Closing Time (other than any such debts, liabilities or obligations which are specifically set forth in the definition of Assumed Liabilities or the Schedules referred to in such definition), (h) compliance with ERISA to the extent arising at or prior to the Closing Time, (i) any Excluded Assets or the Retained Business, (j) bulk sales Laws to the extent arising at or prior to the Closing Time, or (k) the Claim related to the July 17, 2006 Charge of Discrimination filed against ADP set forth as Item 1 on Schedule 3.11.

“Facility Sharing Agreement”: the Facility Sharing Agreement, dated the Closing Date, between Purchaser and ADP, substantially in the form of Exhibit C.

“Field Trainers”: the Employees identified on Schedule 1.1(h).

“Financial Statements”: the P&L Statements, together with the Reference Date Statement of Net Assets and the Historical Statements of Net Assets, all as set forth as Exhibit D.

“Ford”: Ford Motor Company, a Delaware corporation, together with those of its Affiliates that are manufacturers of cars or trucks.

“GAAP”:  United States generally accepted accounting principles, as in effect from time to time.

“GloveBox Portfolios”:  the manufacturer-brand specific portfolios produced by Sandy Corporation for car and truck manufacturers that are installed in the gloveboxes (or other custom-fitted locations within the vehicle) of new cars and trucks at the time of vehicle assembly and which are used by retail salespeople to explain vehicle features to new or prospective vehicle owners and by car and truck owners for tracking vehicle service information and referencing vehicle operating procedures.

“Governmental Authority”:  any federal, state, district, commonwealth, territorial or local government within the U.S., its territories and possessions (or any national, state or local government outside of the U.S.) and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“GM”: General Motors Corporation, a Delaware corporation, together with those of its Affiliates that are manufacturers of cars or trucks.

“GM Services”: the training and coaching custom-designed and offered to employees of GM dealers on GM’s “Vehicle Order Management” software and GM’s “Workbench” software series to the extent sponsored and provided at the cost of GM.

“Hazardous Materials”:  all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, mold, asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including any such materials defined, listed, identified under or described in, or the presence, use, handling, treatment storage or disposal of which is regulated by, any applicable Environmental Laws.

“Historical Statements of Net Assets”:  the unaudited statements of net assets of the Transferred Business as of the Reference Date, June 30, 2006, June 30, 2005 and June 30, 2004, respectively, prepared in accordance with the ADP Accounting Policies, consistently applied.

“Indebtedness”:  all (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including credit facilities and loans from any stockholder; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) overdrafts; (iv) obligations under any guaranty, letter of credit, performance credit or other Contract having the effect of assuring a creditor against loss; and (v) any interest accrued through the Closing Time and any fees (including prepayment fees) relating to Indebtedness described in (i) – (iv) above.

“Indemnified Party”:  the meaning specified in Section 10.3(a) hereof.

“Indemnifying Party”:  the meaning specified in Section 10.3(a) hereof.

“Independent Accountants”:  the meaning specified in Section 2.3(f) hereof.

“Intellectual Property”:  all intellectual property, in the United States or foreign, including the following: (i) all technology, know-how, trade secrets, confidential business information (including procedures, processes, systems, methods of operation, discoveries, inventions, formulae, drawings, specifications, manuals, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) and all other proprietary information; (ii) all computer programs and software, together with the operating codes, source codes, updates, upgrades, modifications, enhancements and any user and technical documentation or utilities with respect thereto; (iii) all patents, patent licenses, patent applications, patent disclosures and improvements thereto, and all reissuances, continuances, continuations-in-part, divisionals, revisions, extensions and re-examinations thereof and shop rights; (iv) all works of authorship in all media (such as documents, reports, drawings, graphical materials and the like) and all copyrights and copyright registrations and applications; (v) the content on all Internet websites, all domain name registrations, URLs, secure sockets layer certificates and all other Internet-related or website-related assets; (vi) all trademarks, trade names, trade dress, service marks, logos and corporate names (including any registration and any application for registration (including any pending intent-to-use application) of any of the foregoing) and any goodwill associated therewith, (vii) all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing, (viii) all shoprights; and (ix) all other intellectual property, and the goodwill associated therewith.

“Key Employee Employment Agreements”:  the Key Employee Employment Agreements, each dated the Closing Date, between Purchaser and the Key Employees, in the forms attached as Exhibits E-1 through E-4, respectively.

“Key Employees”:  Fred Strickland, Dave Gugala, Ernest Graham and Michael Tuson.

“knowledge”, “known” or “knows”:  the meaning specified in Section 1.3 hereof.

“Landlord Certificates”:  the Landlord Consent and/or Landlord Estoppel Certificates, in the form attached hereto as Exhibit F.

“Laws”:  any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, permit, policy, Order or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof.

“Lease Liability”:  the meaning specified in Section 10.2(a) hereof.

“Leased Properties”:  the real property located at 1500 West Big Beaver Road, Troy Michigan and 110 Pine Avenue, Suite 1300, Long Beach, California, as further described in Schedule 1.1(i).

“Leases”: the meaning set forth in Section 3.17 hereof.

“Lockbox Account Agreements”: the meaning set forth in Section 2.4 hereof.

“Lockbox Accounts”: the meaning set forth in Section 2.4 hereof.

“Lockboxes”: the meaning set forth in Section 2.4 hereof.

“Loss” and “Losses”: any and all costs, losses, damages, expenses, penalties, deficiencies, Orders or liabilities (including reasonable attorneys’ fees, interest and any penalties, and including those incurred in the absence of any third party claim).

“Marine Master Dealer Program”: the Sea Ray “Master Dealer” dealership operating standards certification programs, but only to the extent offered to (a) the marine companies which are owned by Brunswick Corporation, (b) Pursuit Boats (a division of Holland, Michigan based S2 Yachts, Inc.), and (c) MasterCraft Boat Company, Inc.

“Material Adverse Effect”:  any change in, or effect on, the Purchased Assets or the Transferred Business that is materially adverse to the results of operations or the financial condition of the Purchased Assets or the Transferred Business, taken as a whole, or that adversely affects the ability of ADP to consummate the transactions contemplated by this Agreement in any material respect, in each case other than (a) a change in general economic conditions (to the extent that any such change or effect does not disproportionately affect the Transferred Business), (b) the announcement or consummation of the transactions contemplated by this Agreement, or (c) any Banking Change.

“Material Assumed Contracts”: the meaning specified in Section 3.10(b).

“Mixed Use Assets”:  the assets which are used by ADP in the Transferred Business as conducted on the date hereof which are not used exclusively in the Transferred Business.

“Mixed Use Contracts”:  the Contracts which relate to the Transferred Business as conducted on the date hereof which do not relate exclusively to the Transferred Business.

“Named Employees”: the Employees identified on Schedule 1.1(j).

“Named Employee Non-Compete, Confidentiality and Severance Agreements”:  the Non-Compete, Confidentiality and Severance Agreements between each Named Employee and Purchaser, in substantially the form attached hereto as Exhibit G and dated the Closing Date.

“Non-Disclosure Agreement”:  the Confidentiality Agreement, executed by Purchaser on April 28, 2006, between Citigroup Capital Strategies on behalf of ADP and Purchaser.

“Nonsolicitation Period”:  the meaning specified in Section 5.5(b) hereof.

“Offer” the meaning specified in Section 5.5(a)(ii).

“Order”:  any order, judgment, injunction, award, decree or writ issued by or at the order of a court of law, judge, magistrate, arbitrator or any other Governmental Authority.

“Other Employee”: any Employee that is not a Key Employee or a Named Employee.

“Other Intangibles”: All intangible assets (other than Contracts and Intellectual Property), including Claims, unfilled customer orders, going concern value, relationships with customers and suppliers and memberships, if any.

“P&L Statements”:  the unaudited statements of profit and loss for the Transferred Business for the fiscal years ended June 30, 2006, June 30, 2005 and June 30, 2004, and for the period beginning July 1, 2006 and ending on the Reference Date, prepared in accordance with the ADP Accounting Policies, consistently applied.

“Per Customer Unbilled Amounts”:  the meaning specified in Section 2.6(a).

“Permits”: all municipal, state and federal and other governmental permits, licenses, registrations, agreements, consents, waivers and authorizations held or used by ADP or any of its Affiliates exclusively in connection with the Transferred Business or the Purchased Assets.

“Permitted Encumbrances”:  all Encumbrances (i) consisting of easements, permits and other encumbrances, restrictions or limitations on the use of real property or irregularities in title thereto, in each case which do not, individually or in the aggregate, materially detract from the value of, or materially impair the use of, such real property in the operation of the Transferred Business as conducted by Purchaser on the Closing Date, (ii) for current Taxes and other assessments or governmental charges or levies on property not yet due and payable, and (iii) set forth in Schedule 1.1(k).

“Person”:  any individual, partnership, association, joint venture, corporation or division thereof, company, business, trust, organization, government or political subdivision thereof, governmental agency or other entity.

“Post Closing Billed Amounts”: the meaning specified in Section 2.7.

“Pre-Closing Unbilled Amount Statement”:  the meaning specified in Section 2.6(a) hereof.

“Pre-Closing Statement”:  the meaning specified in Section 2.3(a) hereof.

“Prohibited Business”:  the business conducted by Sandy Corporation during the twelve (12) month period ending on the date hereof to the extent conducted through the offering of the following products or services, in each case to the extent offered by Sandy Corporation on the date hereof: (i) Audience of One; (ii) GloveBox Portfolios; (iii) the Marine Master Dealer Program, (iv) the Dealer Training, (v) the ACDelco Training, (vi) the GM Services, (vii) the GM sponsored training offered to dealership employees on the “Certified Used Vehicle” program operated by GM, (viii) the Ford sponsored training offered to dealership employees on the “Certified Pre-Owned” program offered by Ford, and/or (ix) the TechLink Publication.

“PTO”:  the meaning specified in Section 6.2(a) hereof.

“Purchase Price”:  the meaning specified in Section 2.2 hereof.

“Purchase Price Allocation”:  the meaning specified in Section 2.8(a) hereof.

“Purchased Assets”:  the meaning specified in Section 2.1 hereof.

“Purchaser”:  the meaning set forth in the Preamble to this Agreement.

“Purchaser Benefit Plans”:  the meaning set forth in Section 6.2(a) hereof.

“Purchaser Deductible”:  Three Hundred Thousand Dollars ($300,000).

“Purchaser Retirement Plans”:  the meaning set forth in Section 6.2(c) hereof.

“Reference Date”:  November 30, 2006.

“Reference Date Statement of Net Assets”:  the unaudited statement of net assets of the Transferred Business as of the Reference Date, prepared in accordance with the ADP Accounting Policies, consistently applied, a copy of which is attached hereto as Schedule 1.1(o).

“Required Consents”:  the meaning set forth in Section 3.4 hereof.

“Retained Business”: all business operations, functions and activities conducted on the date hereof by ADP other than the Transferred Business.

“Retained Intellectual Property”:  all Intellectual Property of ADP and its Affiliates not used exclusively in the Transferred Business as conducted as of the Closing Date.

“Revenues”:  the meaning specified in Section 2.5(c) hereof.

“Sandy Corporation”:  the unincorporated division of ADP through which ADP conducts the Transferred Business.

“Specified Transferred Employee Information”: (a) information verifying the education and employment backgrounds of each of the Transferred Employees, and (b) the information related to drug testing and background checks for the specific Transferred Employees who work on the project referred to in the Outsourcing Agreement, dated as of January 17, 2006, by and between Toyota Motor Sales, U.S.A., Inc. and Sandy Corporation, which is required to be maintained pursuant to the terms of such Outsourcing Agreement.

“Tangible Personal Property”:  all supplies, equipment, vehicles, office furnishings, computer equipment, fixtures and other tangible personal property (other than inventory) used exclusively in connection with the Transferred Business, including the tangible personal property listed on Schedule 1.1(l).

“Target” the meaning specified in Section 5.5(a)(ii).

“Tax”:  any federal, foreign, state, country, local and other tax (including net income, gross income, gross receipts, transfer, excise, property, franchise, profits, license, lease, sales, use, data processing, ad valorem, goods and services, value added, withholding, estimated, occupancy, capital, employment, unemployment compensation, payroll related, social security, severance, stamp import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Tax Return”:  any return, claim for refund or information return relating to, or required to be filed in connection, with any Taxes, including any schedule, form, attachment or amendment.

“TechLink Publication”: the service technical publication (in both print and electronic formats) produced for the Service Parts Operation of GM, but only to the extent sold or otherwise provided to the Service Parts Operation of GM.

“Transaction”:  the meaning specified in Section 2.5(g) hereof.

“Transferred Business”:  the business operations, functions and activities conducted by Sandy Corporation within the twelve (12) month period ending on the date hereof in providing performance improvement services, including training, consulting, product launch and marketing services primarily (but not exclusively) related to the motor vehicle industry (including both manufacturers and dealerships), through or with: (i) Audience of One; (ii) GloveBox Portfolios; (iii) the Marine Master Dealer Program, (iv) the Dealer Training, (v) the ACDelco Training, (vi) the GM Services, (vii) the GM sponsored training offered by ADP on the date hereof to dealership employees on the “Certified Used Vehicle” program operated by GM, (viii) the Ford sponsored training offered by ADP on the date hereof to dealership employees on the “Certified Pre-Owned” program offered by Ford, and/or (ix) the TechLink Publication.

“Transferred Intellectual Property”:  all Intellectual Property exclusively used in the Transferred Business including the trade names “Sandy Corporation,” “Audience of One” and “GloveBox Portfolio” and the Intellectual Property listed in Schedule 1.1(n).

“Transferring Employee”:  the meaning specified in Section 6.2(a) hereof.

“Transition Agreement”: the Transition Services Agreement, dated the Closing Date, between Purchaser and ADP, substantially in the forms of Exhibit H.

“Troy Lease Guaranty”:  the meaning specified in Section 5.12 hereof.

“Troy Property”:  the meaning specified in Section 5.12 hereof.

“Unbilled Amount Notice”:  the meaning specified in Section 2.6(d) hereof.

“Working Capital Adjustment”: the meaning specified in Section 2.3 hereof.

“Working Capital Statement”:  the meaning specified in Section 2.3(c) hereof.

1.2.                              Interpretation.  As used in this Agreement, the terms “hereof”, “herein”, “hereunder” and comparable terms refer to this Agreement in its entirety and not to any particular article, section or other subdivision hereof.  Unless otherwise indicated, references in this Agreement to any “Section”, “Article”, “Schedule” or “Exhibit” means a section or article of this Agreement or a Schedule or Exhibit attached to this Agreement, as the case may be.  Any headings or captions on any Article, Section, Schedule or Disclosure Schedule are for convenience of reference only.  The term “including” as used in this Agreement shall mean “including, without limitation”, and shall not be deemed to indicate an exhaustive enumeration of the items at issue.  No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

1.3.                              Knowledge.

(a)                                  All references to ADP’s “knowledge”, or phrases of similar import (such as “known” or “knows”), shall mean (i) the actual (not imputed) knowledge, after reasonable inquiry of the Named Employees, at the time of execution of this Agreement by ADP and/or such other times as any representation or warranty is made by ADP, of any Key Employee, or (ii) the actual (not imputed) knowledge gained in the course of working on the transactions contemplated by this Agreement, at the time of execution of this Agreement by ADP and/or such other times as any representation or warranty is made by ADP, of (A) Manny Cofresi, (B) with respect to suppliers or customers or Contracts with any of these only, Lisa Rescoe, or (C) with respect to human resources matters only, Debbie Zuchlewski.

(b)                                 All references to the Purchaser’s “knowledge”, or phrases of similar import (such as “known” or “knows”), shall mean the actual (not imputed) knowledge, after reasonable inquiry, at the time of execution of this Agreement by the Purchaser and/or such other times as any representation or warranty is made by the Purchaser, of Karl Baer, Ann Blank, Jennifer Cola, Michael Dugan, Sharon Esposito-Mayer, Scott Greenberg, Tammy Heiser, Jeffrey Klein, Doug Sharp or Matt Young.

ARTICLE II.
THE PURCHASE AND SALE

2.1.                              Sale and Purchase.  Subject to the terms and conditions of this Agreement, Purchaser shall purchase from ADP, and ADP shall sell, convey, transfer, assign and deliver to Purchaser, or cause to be sold, conveyed, transferred, assigned and delivered to Purchaser, on the Closing Date, all of the Assets other than the Excluded Assets, free and clear of all Encumbrances except Permitted Encumbrances (all of the Assets being acquired hereby are collectively called the “Purchased Assets”).

2.2.                              Purchase Price.  In consideration of the sale, conveyance, transfer, assignment and delivery of the Purchased Assets to Purchaser by ADP, Purchaser shall (a) pay to ADP an amount (the “Purchase Price”) equal to the sum of (i) the Base Purchase Price, and (ii) the Contingent Purchase Price, if any, and (b) assume the Assumed Liabilities.

2.3.                              Base Purchase Price.  The “Base Purchase Price” shall be (A) Eleven Million, Seven Hundred Thousand Dollars ($11,700,000), (B) minus the Cash Adjustment, (C) minus the amount, if any, by which the Closing Date Working Capital is more than $140,545, (D) plus the amount, if any, by which the Closing Date Working Capital is more negative than negative $59,545 (the adjustments referred to in clauses (C) and (D) above, the “Working Capital Adjustment”), it being understood that positive equity is reflected on the Reference Date Statement of Net Assets, and will be reflected on the Closing Date Balance Sheet, as a negative number and that negative equity is reflected on the Reference Date Statement of Net Assets, and will be reflected on the Closing Date Balance Sheet, as a positive number.

(a)                                  At least three (3) Business Days before the Closing Date, ADP shall furnish to Purchaser ADP’s good faith estimate of the Closing Date Balance Sheet, together with a statement (the “Pre-Closing Statement”) reflecting ADP’s good faith estimate of the Cash Adjustment, the Working Capital Adjustment and the Base Purchase Price as of the Closing Time (the “Estimated Base Purchase Price”).  Such Pre-Closing Statement shall be prepared in accordance with the ADP Accounting Policies, consistently applied.

(b)                                 At the Closing, Purchaser shall pay the Estimated Base Purchase Price to ADP by delivering to ADP, at the Closing, the Estimated Base Purchase Price in cash by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in Schedule 2.3(b) or as otherwise instructed by ADP no later than two (2) Business Days prior to the Closing.

(c)                                  Following the Closing Date, ADP shall prepare the Closing Date Balance Sheet and a statement (the “Closing Date Statement”) reflecting the actual Cash Adjustment, the actual Working Capital Adjustment and the actual Base Purchase Price.  The Closing Date Statement shall be prepared in accordance with the ADP Accounting Policies, consistently applied.  ADP shall deliver the Closing Date Balance Sheet and the Closing Date Statement (collectively, the “Working Capital Statement”) to Purchaser as promptly as practicable and in any event within fifteen (15) calendar days after the Closing Date.  Purchaser shall be entitled to object to any matter in the Working Capital Statement in accordance with Section 2.3(e) below, but only on one or more of the following bases: (i) the inaccuracy of such matter, whether factually or numerically, (ii) the omission of a matter, or (iii) the Working Capital Statement was not prepared as provided in this Agreement.

(d)                                 If Purchaser does not object to the Working Capital Statement in accordance with Section 2.3(e) within thirty (30) calendar days following its receipt of the Working Capital Statement, the Working Capital Statement and the Base Purchase Price set forth therein shall become final and binding on the parties for all purposes of this Agreement.

(e)                                  If Purchaser objects to any matter in the Working Capital Statement, Purchaser shall, within thirty (30) calendar days after receipt of the Working Capital Statement, give ADP written notice of such objection (the “Base Purchase Price Notice”), which notice shall contain (i) reasonable details about each objected item and provide reasonable backup materials or information therefor, and (ii) as reasonably possible, the calculation by Purchaser of the Cash Adjustment, the Working Capital Adjustment and Base Purchase Price as of the Closing Date.

(f)                                    The parties shall negotiate in good faith to resolve any disputes as promptly as practicable.  If the parties are unable to resolve all disputes within thirty (30) calendar days of receipt by Purchaser of the Base Purchase Price Notice, then only the unresolved disputes shall be submitted by either party for resolution to Grant Thornton LLP, or to such other firm of independent certified public accountants of national standing and which is not affiliated with the Purchaser or ADP or their Affiliates and which firm is agreed to in writing by the Purchaser and ADP.  The accounting firm so selected to resolve any such disputes is hereinafter referred to as the “Independent Accountants.”  Each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent

Accountants may reasonably request.  Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with copies or notifications being given to the other party.  The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Purchaser and ADP, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants.  The Independent Accountants’ decision on each disputed item shall be within the range of amounts claimed by the parties.  The Independent Accountants shall promptly, and in any event within sixty (60) calendar days after submission of any disputed items to the Independent Accountants pursuant to this Section 2.3(f), render their decision on the matters in dispute in writing and finalize the Base Purchase Price and the Working Capital Statement, which decision shall be final and binding on the parties.  The Independent Accountants shall also determine the proportion of their fees and expenses to be paid by each of the Purchaser and ADP, based on the degree to which the Independent Accountants have accepted the positions of the respective parties.  The Independent Accountants’ jurisdiction to resolve disputes pursuant to this Agreement shall be limited to accounting matters and the fee and expenses matters expressly contemplated by this Agreement, and neither party shall be limited or precluded, by virtue of this Section 2.3(f), from bringing any arbitration proceeding or legal Action relating to other matters, including fraud or the breach of any representation, warranty, covenant, obligation or agreement hereunder.

(g)                                 If the Base Purchase Price set forth on the Working Capital Statement as finally determined pursuant to this Section 2.3 is greater than the Estimated Base Purchase Price, then the Purchaser shall promptly pay to ADP the amount of such excess.  If the Base Purchase Price set forth on the Working Capital Statement so determined is less than the Estimated Base Purchase Price, then ADP shall pay to the Purchaser in cash the amount of such deficit.  Any payments and adjustments pursuant to this Section 2.3(g) shall be made within five (5) Business Days after the final determination of the Base Purchase Price pursuant to this Section 2.3.

(h)                                 During ADP’s preparation of the Working Capital Statement and the Closing Date Unbilled Amount Statement (as hereinafter defined) and the period of any dispute within the contemplation of this Section 2.3 and Section 2.6, for purposes of preparing the Closing Date Statement and the Closing Date Unbilled Amount Statement, Purchaser shall (i) provide ADP and ADP’s authorized representatives with reasonable access to the books, records and work papers related to the Assets and the Assumed Liabilities and the employees of Purchaser knowledgeable regarding such books, records and work papers (including, for the fifteen (15) calendar day period following the Closing Date, the services of Michael Tuson as reasonably necessary to assist ADP in the preparation of the Working Capital Statement and Closing Date Unbilled Amount

Statement), and (ii) cooperate with ADP and ADP’s authorized representatives, including providing, on a timely basis, such additional information as may be reasonably necessary to prepare the Working Capital Statement and Closing Date Unbilled Amount Statement; provided any such access or examination shall be conducted with reasonable notice and at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Transferred Business.

2.4.                              Lockbox Accounts.  The parties acknowledge that Sandy Corporation currently uses the Lockboxes and the Lockbox Accounts in connection with its operation of the Transferred Business, but that the Contracts between ADP and the financial institutions at which the Lockboxes and the Lockbox Accounts are located (collectively, the “Lockbox Account Agreements”) are Mixed-Use Contracts which are Excluded Assets.  Notwithstanding the foregoing, if, at least three (3) Business Days prior to the Closing Date, Purchaser provides ADP with written notice that either or both of the financial institutions at which the Lockboxes and the Lockbox Accounts are maintained have agreed to permit Purchaser to use the Lockboxes and the account numbers associated with the Lockbox Accounts after the Closing pursuant to an agreement or agreements between such financial institution(s) and Purchaser, then, ADP shall, no later than the first (1st) Business Day after the Closing Date, deliver to each financial institution which so permits Purchaser to use such Lockboxes and account numbers a letter notifying such financial institution that ADP no longer controls such Lockboxes or account numbers.  For purposes of this Agreement, the “Lockbox Accounts” are (a) the account maintained by ADP at JP Morgan Chase Bank as Account #41034, and (b) the account maintained by ADP at Comerica Bank as Account #2411011261, and the “Lockboxes” are the post office boxes maintained by ADP at such banks for use exclusively in connection with the Transferred Business.

2.5.                              Contingent Purchase Price.  The “Contingent Purchase Price,” if any, shall be determined based on the Revenues of the Prohibited Business achieved in each of the two (2) twelve (12) month periods ending on the first and second anniversary of the last day of the month immediately preceding the month during which the Closing Date occurs (or, if the Closing Date is not the first day of a month, the first and second anniversary of the last day of the month in which the Closing Date occurs), and shall be paid in two (2) annual installments (each, an “Earnout Installment”) in cash, by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in Schedule 2.3(b) or as otherwise instructed by ADP by written notice.

(a)                                  The amount of the first Earnout Installment, which shall be paid to ADP no later than sixty (60) calendar days after the first anniversary of the Closing Date (or, if the Closing Date is not the first day of a month, sixty (60) calendar days after the first anniversary of the last day of the month in which the Closing Date occurs), shall be equal to the amount set forth below in the right column corresponding to the applicable level of the Revenues of the Prohibited Business for the twelve (12) month period ending on the day prior to the first anniversary of the Closing Date (or, if the Closing Date is not the

first day of a month, the first anniversary of the last day of the month in which the Closing Date occurs):

Revenues of Prohibited Business	Amount of First Earnout Installment

$50,000,000 to $52,000,000.99	$1,000,000

$52,000,001 to $54,000,000.99	$1,500,000

$54,000,001 to $56,000,000.99	$2,000,000

$56,000,001 to $60,000,000.99	$2,500,000

$60,000,001 to $62,799,999.99	$3,000,000

$62,800,000 or greater	$4,000,000

(b)                                 The amount of the second Earnout Installment, which shall be paid to ADP no later than sixty (60) calendar days after the second anniversary of the Closing Date (or, if the Closing Date is not the first day of a month, sixty (60) calendar days after the second anniversary of the last day of the month in which the Closing Date occurs), shall be equal to the amount set forth below in the right column corresponding to the applicable level of the Revenues of the Prohibited Business for the twelve (12) month period ending on the day prior to the second anniversary of the Closing Date (or, if the Closing Date is not the first day of a month, the second anniversary of the last day of the month in which the Closing Date occurs):

Revenues of Prohibited Business	Amount of Second Earnout Installment

$50,000,000 to $52,000,000.99	$1,000,000

$52,000,001 to $54,000,000.99	$1,500,000

$54,000,001 to $56,000,000.99	$2,000,000

$56,000,001 to $60,000,000.99	$2,500,000

$60,000,001 to $66,999,999.99	$3,000,000

$67,000,000 or greater	$4,000,000

(c)                                  For purposes of this Section 2.5, “Revenues” shall mean the revenues (including travel and expense pass-throughs included in recognized revenue and without deduction for bad debt, returns or credits (except for credits or discounts mandated by clients that are not as a result of Purchaser’s breach under the terms of the applicable Contract(s)), as determined in accordance with the GAAP and reported in Purchaser’s financial statements, related to the delivery of products and services within the United States.

(d)                                 Purchaser will deliver to ADP, concurrently with each Earnout Installment, a statement of the Revenues of the Prohibited Business for the twelve (12) month period to which such Earnout Installment relates (each, an “Earnout Statement”), together with reasonable back up documentation detailing the sources and amounts of all Revenues of the Prohibited Business reflected on the Earnout Statement.  If ADP objects to any Earnout Statement provided to ADP by Purchaser, then within thirty (30) calendar days of ADP’s receipt of such Earnout Statement, ADP shall give written notice (the “Earnout Notice”) to Purchaser, which Earnout Notice shall contain reasonable details about each objected item.  During such thirty (30) calendar day period, Purchaser and its accountants shall, upon reasonable notice and during normal business hours, provide ADP and its accountants, and use commercially reasonable efforts to cause Purchaser’s accountants to provide to ADP and its accountants, access to all books, records, work papers and personnel of Purchaser reasonably necessary for ADP and its accountants to calculate Revenues of the Prohibited Business for the applicable period(s), subject to the execution of a customary confidentiality agreement.  If Purchaser has not received the Earnout Notice within such thirty (30) day period, ADP shall be deemed to have no objection to such Earnout Statement, which shall become final and binding on the parties hereto for all purposes of this Agreement.

(e)                                  The parties shall negotiate in good faith to resolve any disputes regarding the Earnout Statement as promptly as practicable.  If the parties are unable to resolve all disputes within thirty (30) calendar days of receipt by Purchaser of an Earnout Notice, then only the unresolved disputes shall be submitted and resolved in accordance with the same procedures and rules set forth in Section 2.3(f) hereof; provided that, for the purpose of this Section 2.5(e), the term “Base Purchase Price Notice” in Section 2.3(f) shall be replaced by “Earnout Notice”, and the terms “Base Purchase Price” and “Working Capital Statement” therein shall be replaced by “Earnout Installment” and “Earnout Statement,” respectively.

(f)                                    If at any time during the period (the “Earnout Period”) commencing on the Closing Date and ending on the day prior to the second anniversary of the Closing Date (or, if the Closing Date is not the first day of a month, the second anniversary of the last day of the month in which the Closing Date occurs): (i) Purchaser operates the Prohibited Business other than in good faith or in a manner that is knowingly designed or intended to (A) reduce the amount of the Contingent Purchase Price other than in the ordinary course of business or in response to competitive pressures, or (B) circumvent Purchaser’s obligation to pay the Contingent Purchase Price; (ii) either Purchaser or its Affiliates engages in activities or transactions which would be reasonably likely to have the effect of deferring the receipt or recognition of Revenues of the Prohibited Business beyond the Earnout Period, in a manner knowingly designed or intended to circumvent Purchaser’s obligation to pay the Contingent Purchase Price; (iii) Purchaser fails to prepare the budgets for the Prohibited Business in good faith, (iv) Purchaser fails to compute the Revenues of the Prohibited Business for any sales of products of the Prohibited Business to Affiliates of Purchaser, or its successors or assigns based on the invoice price to the unrelated third party customers of such Affiliates, (v) Purchaser (or its Affiliates) changes its fee structures or fees with respect to Revenue of the Prohibited Business in a manner designed or knowingly intended to reduce the Revenue of the Prohibited Business for the Earnout Period, other than in the ordinary course of business or in response to competitive pressures, or (vi) offers any sales or promotional discounts and other sales, marketing and other promotional programs to customers of the Prohibited Business other than in good faith and in a manner that is not knowingly designed or intended to circumvent Purchaser’s obligation to pay the Contingent Purchase Price, then, upon the occurrence of any of (i) through (vi) above, the amount of each Earnout Installment which is based upon any periods after such occurrence shall be based upon the total Revenues of the Prohibited Business during the twelve (12) most recently completed calendar months (utilizing the P&L Statements for any pre-Closing periods, as applicable) preceding such occurrence.

(g)                                 Subject to Section 2.5(f) above, if during the Earnout Period, Purchaser and/or any of its Affiliates that owns all or substantially all of the assets of the Prohibited Business (i) sells all, substantially all or a material portion of its assets (other than sales of inventory in ordinary course of business) used in the Prohibited Business to generate Revenues of the Prohibited Business (whether in a single transaction or a series of related transactions) which are not promptly replaced, (ii) sells all or substantially all of its assets (whether in a single transaction or a series of related transactions), (iii) undergoes any reorganization, consolidation or merger of or other transaction (or series of transactions) pursuant to which the holders of a majority of the voting power of such entity(ies) before such transaction(s) would beneficially own 50% or less of the voting power of the surviving entity after such transaction, or (iv) effects a material change in its accounting practices (other than as required by GAAP or applicable Laws) (each of the foregoing, a “Transaction”) and, in any such case in (i) through (iii) above, the inclusion or exclusion of such Transaction in or from the Revenues of the Prohibited Business would have a material adverse effect upon the calculation of the Contingent Purchase Price, then the amount of each Earnout Installment which is based upon any periods after such occurrence shall be based upon the total Revenues of the Prohibited Business during the twelve (12) most recently completed calendar months (utilizing the P&L Statements for any pre-Closing periods, as applicable) preceding such Transaction.

2.6.                              Closing Date Unbilled Amount Statement.

(a)                                  At least three (3) Business Days before the Closing Date, ADP shall furnish to Purchaser a statement (the “Pre-Closing Unbilled Amount Statement”), reflecting ADP’s good faith estimate of, for each Contract with each customer (i) the total amount payable to ADP for all services and products to be provided pursuant to such Contract, (ii) the total amount of such services and products delivered to such customer through the Closing Time, (iii) the total amount of such services and products delivered to such customer through the Closing Time for which ADP has billed or invoiced such customer prior to the Closing Time, and (iv) the total amount of such services and products delivered to such customer through the Closing Time for which ADP has not billed or invoiced such customer prior to the Closing Time (such amount for each Contract with each customer, the “Per Customer Unbilled Amount”).  The Pre-Closing Unbilled Amount Statement shall be prepared in accordance with the ADP Accounting Policies, consistently applied.

(b)                                 Following the Closing Date, ADP shall prepare a statement containing a calculation of the actual values of the items set forth on the Pre-Closing Unbilled Amount Statement as of the Closing Time (the “Closing Date Unbilled Amount Statement”).  The Closing Date Unbilled Amount Statement shall be prepared in accordance with ADP’s Accounting Policies, consistently applied.  ADP shall deliver the Closing Date Unbilled Amount Statement to Purchaser as promptly as practicable and in any event within fifteen (15) calendar days after the Closing Date.  Purchaser shall be entitled to object to any matter in the Closing Date Unbilled Amount Statement in accordance with Section 2.6(d) below, but only on one or more of the following bases: (i) the inaccuracy of such matter, whether factually or numerically, (ii) the omission of a matter, or (iii) the Closing Date Unbilled Amount Statement was not prepared as provided in this Agreement.

(c)                                  If Purchaser does not object to the Closing Date Unbilled Amount Statement in accordance with Section 2.6(d) within twenty (20) calendar days following its receipt of the Closing Date Unbilled Amount Statement (or notifies ADP in writing that it accepts such Closing Date Unbilled Amount Statement), the Closing Date Unbilled Amount Statement and the Per Customer Unbilled Amounts set forth therein shall become final and binding on the parties for all purposes of this Agreement.

(d)                                 If Purchaser objects to any matter in the Closing Date Unbilled Amount Statement, Purchaser shall, within twenty (20) calendar days after receipt of the Closing Date Unbilled Amount Statement, give ADP written notice of such objection (the “Unbilled Amount Notice”), which notice shall contain (i) reasonable details about each objected item and reasonable backup materials or information therefor, and (ii) the calculation by Purchaser of any disputed amounts set forth on the Closing Date Unbilled Amount Statement (including any Per Customer Unbilled Amount) as of the Closing

Date, to the extent reasonably possible to provide within the time constraints set forth in this section.

(e)                                  The parties shall negotiate in good faith to resolve any disputes regarding the Closing Date Unbilled Amount Statement as promptly as practicable.  If the parties are unable to resolve all disputes within thirty (30) calendar days of receipt by Purchaser of an Unbilled Amount Notice, then only the unresolved disputes shall be submitted to and resolved by the Independent Accountants in accordance with the same procedures and rules set forth in Section 2.3(f) hereof; provided that, for the purpose of this Section 2.6(e), the term “Base Purchase Price Notice” in Section 2.3(f) shall be replaced by “Unbilled Amount Notice”, and the terms “Base Purchase Price” and “Closing Date Statement” therein shall be replaced by “Per Customer Unbilled Amounts” and “Closing Date Unbilled Amount Statement,” respectively.

2.7.                              Payment of Per Customer Unbilled Amounts.  Following the Closing Date, Purchaser shall bill or invoice each customer of the Transferred Business for the Per Customer Unbilled Amounts related to such customers as soon as permitted pursuant to the terms of the applicable Contract.  Purchaser shall use its commercially reasonable efforts during the nine (9) months after the Closing Date to collect all amounts so billed or invoiced.  No later than ten (10) Business Days after Purchaser’s receipt of any portion of the Per Customer Unbilled Amounts, Purchaser shall remit such portion to ADP; it being agreed that if an invoice or bill which is paid by a customer contains both Per Customer Unbilled Amounts and amounts (the “Post-Closing Billed Amounts”) related to products and services provided after the Closing Time, and the payment by the customer does not equal the full amount of such invoice or bill, then the amount payable by Purchaser to ADP shall be computed as follows: (a) if the customer indicates which portions of the Per Customer Unbilled Amounts and/or Post-Closing Billed Amounts and/or other amounts are being paid or not being paid, Purchaser shall pay ADP in accordance with such indication, and (b) if the customer does not so indicate, Purchaser shall pay ADP the amount paid by such customer multiplied by a fraction, the numerator of which is the Per Customer Unbilled Amount included on such invoice or bill and the denominator is the full amount of such invoice or bill.

2.8.                              Purchase Price Allocation.

(a)                                  The Purchase Price shall be allocated among the Purchased Assets in accordance with the applicable provisions of Section 1060 of the Code and the parties, therefore, agree that the fair market value of the Purchased Assets and the Assumed Liabilities (or groups of such assets) is set forth in Exhibit K, as such allocation shall be adjusted by the mutual, reasonable agreement of the parties within thirty (30) calendar days after the Closing Date to ensure the accurate recording of liabilities and based on any changes in the respective asset and liability balances set forth in the Reference Date Statement of Net Assets as compared to those respective asset and liability balances set forth in the Closing Date Balance Sheet (the “Purchase Price Allocation”), which

Purchase Price Allocation shall be binding upon each of ADP and Purchaser for all purposes, including financial accounting and Tax purposes.  ADP and Purchaser shall file all Tax Returns and report the federal, state, municipal, local and other Tax consequences of the purchase and sale hereunder in a manner consistent with the Purchase Price Allocation and shall not take any position inconsistent therewith in connection with any Tax Return, Claim or otherwise.  The parties shall each execute and timely file an IRS Form 8594 consistent with such Purchase Price Allocation, after exchanging mutually acceptable drafts of such form (and any equivalent state, local or foreign Tax forms).  Notwithstanding the foregoing, Purchaser’s cost of the Purchased Assets may differ to the extent necessary to reflect Purchaser’s capitalized acquisition costs and adjustments for the Purchased Assets.

(b)                                 Each party shall provide prompt written notice to the other within ten (10) Business Days if it receives any IRS (or any other Tax authority) notice, proposed audit, proposed assessment, assessment or other communication relating to the Purchase Price Allocation.  ADP and Purchaser shall jointly control any such related Action taken in connection with any audit or assessment of the Purchase Price Allocation by any Tax authority (including selection of counsel), at their own expense.  The parties shall have the right to participate in any Actions related thereto and to employ counsel at their own expense, subject to the parties’ obligations in Section 2.8(a) above.  The parties shall cooperate in the defense and shall make available records and information that are reasonably relevant to the Claim and make employees available on a mutually convenient basis to provide additional information and explanation of any materials provided.  Neither ADP nor Purchaser shall admit any liability or settle, compromise or discharge any such Claim without the other party’s prior written consent, which consent shall not be unreasonably withheld.  ADP and Purchaser shall act reasonably and in good faith to coordinate their joint efforts under this Section 2.8(b).

2.9.                              Excluded Assets and Liabilities.  Anything herein to the contrary notwithstanding, Purchaser shall not acquire any interest in or rights to any Excluded Assets.  Purchaser shall not assume, and shall not have any liability for, any Excluded Liabilities, in each case pursuant to this Agreement or any Ancillary Document.

2.10.                        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by facsimile and overnight delivery at 9:00 a.m., local time on January 2, 2007 or at such other time and date as ADP and Purchaser may mutually agree upon in writing (the day on which the Closing takes place is herein referred to as the “Closing Date”).  The Closing shall be deemed effective at the Closing Time.  At the Closing:

(a)                                  ADP shall deliver, or cause to be delivered (unless the delivery is waived in writing by Purchaser), to Purchaser:

(i)                                     the Bill of Sale, duly executed by ADP;

(ii)                                  the Transition Agreement, duly executed by ADP;

(iii)                               the Facility Sharing Agreement, duly executed by ADP;

(iv)                              an opinion of Sonnenschein Nath & Rosenthal LLP, counsel to ADP, and of ADP’s legal department, substantially in the forms attached hereto as Exhibits L-1 and Exhibit L-2;

(v)                                 a list of the current customers of the Transferred Business as of the Closing Date and the Potential Customers (defined for these purposes as those Persons who are listed on Schedule 3.10(c) who are not current customers of the Transferred Business as of the Closing Date), in substantially the form attached hereto as Exhibit I, delivered by electronic transmission;

(vi)                              a true and complete copy, certified by the Secretary or Assistant Secretary of ADP, of the charter and by-laws of ADP and incumbency of officers and resolutions duly and validly adopted by the Board of Directors of ADP evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(vii)                           an Officer’s Certificate of ADP, substantially in the form attached hereto as Exhibit M, duly executed by an authorized officer of ADP;

(viii)                        one or more duly executed assignments (the “Assignments”) (as appropriate) concerning the assignment to the Purchaser of all of the Transferred Intellectual Property and the Leases, substantially in the forms attached to Exhibits N-1 and N-2 hereto, duly executed by ADP; and

(ix)                                the Assumption Agreement, duly executed by ADP.

(b)                                 Purchaser shall deliver or cause to be delivered (unless the delivery is waived in writing by ADP) to ADP:

(i)                                     the Estimated Base Purchase Price as provided in Section 2.3(a);

(ii)                                  the Assumption Agreement, duly executed by Purchaser;

(iii)                               the Transition Agreement, duly executed by Purchaser;

(iv)                              the Facility Sharing Agreement, duly executed by Purchaser;

(v)                                 a true and complete copy, certified by the Secretary or Assistant Secretary of Purchaser, of the charter and by-laws of Purchaser, incumbency of officers and resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this

Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(vi)                              an Officer’s Certificate, substantially in the form attached hereto as Exhibit O, duly executed by an authorized officer of Purchaser.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF ADP

ADP hereby represents and warrants to Purchaser as set forth below as of the date hereof and of the Closing Date.  The parties acknowledge and agree that: (i) the following representations and warranties are qualified by the exceptions set forth in the Schedules to this Agreement (including the Disclosure Schedule) to the extent an exception expressly refers to the specific representations and warranties which it qualifies; (ii) the disclosure of any item or information in any Schedule (including the Disclosure Schedule) shall not be construed as or deemed to constitute an admission or otherwise imply that such item or information is material to the Transferred Business or creates measures for materiality for purposes of this Agreement; and (iii) the items and information reflected in the Schedules (including the Disclosure Schedule) are not necessarily limited to matters required by this Agreement to be reflected, and such additional items and information are set forth for information purposes only and the Schedules (including the Disclosure Schedule) do not necessarily include other matters of a similar nature.

3.1.                              Organization, Existence and Standing.

(a)                                  ADP is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  ADP (i) has all necessary corporate power and authority to own, lease or license its property and to conduct its business as now being conducted and (ii) is duly qualified or licensed to do business in all jurisdictions where the nature of its business or the character of its properties owned or leased by it makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect.

(b)                                 During the entire twelve (12) year period preceding the date hereof, ADP has conducted the Transferred Business and the operation of the Purchased Assets under the name “Sandy Corporation” and no other names.

3.2.                              Authorization and Validity of Agreements.

(a)                                  ADP has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by ADP of this Agreement has been, and at the Closing each of such Ancillary Agreements will be, and the consummation by ADP of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all necessary corporate action of ADP.  This Agreement has been, and at the Closing each of such Ancillary Agreements will be, duly and validly executed and delivered by ADP and (assuming due authorization, execution and delivery by Purchaser), this Agreement constitutes, and upon their execution at the Closing each such Ancillary Agreement will constitute, the legal, valid and binding obligation of ADP enforceable against it in accordance with their respective terms, in each case except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

(b)                                 Except for the transactions contemplated by this Agreement, ADP is not bound by or the subject of any Contract to sell, lease or exchange any of the Purchased Assets to any other Person (other than sales of inventory in the usual and ordinary course of business, consistent with past practice).  No Person other than Purchaser has an option, right of first refusal or other right to acquire any of the Purchased Assets (other than sales of inventory in the usual and ordinary course of business, consistent with past practice).

3.3.                              No Violations.  The execution, delivery and performance by ADP of this Agreement and the Ancillary Agreements to which it is a party and the consummation by ADP of the transactions contemplated hereby or thereby will not, with or without the giving of notice, the termination of any grace period, the lapse of time or election of other Persons or any combination thereof:  (a) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of ADP; (b) violate any statute, ordinance, rule, regulation, or Order of any court or of any Governmental Authority applicable to ADP, or by which the Purchased Assets or the Transferred Business may be bound, except as would not have a Material Adverse Effect; (c) except as set forth on Schedule 3.3, result in a violation or breach by ADP of, conflict with, constitute a default by ADP (or give rise to any right of termination, suspension, modification, cancellation, payment or acceleration) under, under any of the terms, conditions or provisions of any Material Assumed Contract; or (d) result in the creation of any Encumbrance upon any of the Purchased Assets or the Transferred Business.

3.4.                              Required Consents.  The consents, approvals, permits, authorizations, declarations, filings and registrations with, or notices to, any Governmental Authority or any other Person designated with an asterisk on Schedule 3.3 shall be referred to as the “Required Consents”.  Except as set forth on Schedule 3.3, there are no consents, approvals, permits or authorizations, declarations, filings or registrations with, or notices to, any Governmental Authority or any other Person required to be made or obtained by ADP in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party.

3.5.                              Financial Statements.  ADP has delivered to the Purchaser the Financial Statements, which (a) fairly present in all material respects the condition of the Purchased Assets and the financial condition of and the results of operations of the Transferred Business as of the dates and for the periods covered thereby, (b) were prepared from and are in agreement with, in all material respects, the Books and Records, and (c) were prepared in accordance with the ADP Accounting Policies, consistently applied.  Except as set forth on Schedule 3.5, there are no nonrecurring or extraordinary items reflected in the Financial Statements.

3.6.                              Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.6, on the Closing Date (a) there will be no liabilities relating exclusively to the Transferred Business of the type required by ADP Accounting Policies to be disclosed on a Balance Sheet except as, and to the extent, reflected on the Closing Date Balance Sheet and (b) to ADP’s knowledge, there are no liabilities exclusively relating to the Transferred Business of the type not required under the ADP Accounting Policies to be disclosed on a Balance Sheet other than liabilities under the executory portion of the Assumed Contracts.

3.7.                              Conduct of Business.  Except as set forth on Schedule 3.7, since September 30, 2006, ADP and/or any of its Affiliates has not, with respect to the Transferred Business, the Purchased Assets, the Leased Properties or the Assumed Liabilities:

(a)                                  failed either to conduct the Transferred Business in the ordinary course of business or use commercially reasonable efforts to preserve the Transferred Business intact in all respects, including preserving existing relationships with employees, customers, distributors, sales representatives, suppliers and others having business dealings with the Transferred Business;

(b)                                 transferred, distributed, sold or otherwise conveyed any part of the Purchased Assets, except sales of inventory and use of consumables, disposables and supplies in the ordinary course of business consistent with past practice;

(c)                                  acquired any assets that would become part of the Purchased Assets, except in the ordinary course of business consistent with past practice;

(d)                                 granted, conveyed or sold any option or right to purchase or lease any of the Purchased Assets or acquired any option or right to purchase or lease any assets that would become a part of the Purchased Assets, except in the ordinary course of business consistent with past practice;

(e)                                  paid or made any promise to pay any bonus, profit-sharing or special compensation to any Employees or made or promised to make any increase in the compensation, severance or other benefits payable to or to become payable to any of the Employees, except (i) as required by applicable Laws; (ii) as required to satisfy obligations under the terms of any Employee Benefits Plan in effect as of the date hereof or (iii) for employment arrangements for newly hired employees in the ordinary course of business (consistent with past practice) of which ADP has provided Purchaser prior written notice;

(f)                                    entered into or terminated, accelerated or canceled any Contract, or amended, modified or made any change in, or waived any benefit of, any Contract, in each case other than as provided for in Section 5.13, in the ordinary course of business consistent with past practice or as required by applicable Laws;

(g)                                 involuntarily separated from employment (other than for cause) any Employee or hired any individual who will constitute an Employee, except in the ordinary course of business consistent with past practice prior to the date of this Agreement or as disclosed to Purchaser in writing;

(h)                                 incurred any Indebtedness other than for trade payables, the endorsement of checks in the ordinary course of business and the extension of trade credit in the ordinary course of business consistent with past practice;

(i)                                     adopted any change in its accounting policies, procedures or practices, other than as required by GAAP or applicable Laws;

(j)                                     revalued any Assets, including writing down the value of any inventory or writing off notes or accounts receivable, except for those write-downs and write-offs required by the ADP Accounting Policies and disclosed to Purchaser in writing;

(k)                                  settled any Claim relating to the Transferred Business except as disclosed to Purchaser in writing;

(l)                                     entered into any transaction with any Affiliate other than on an arm’s-length basis.

3.8.                              No Change in Transferred Business.  Since the Reference Date, there has been no event or change in the business, operations, properties or assets of the Transferred Business or the Purchased Assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9.                              Title to Properties; Encumbrances; Sufficiency.

(a)                                  ADP has good and marketable title to each of the Purchased Assets (other than those which are leased or licensed from third parties), free and clear of all Encumbrances of any kind except for Permitted Encumbrances.

(b)                                 ADP has the right to use each of the Purchased Assets purported to be leased by it or licensed to it in accordance with the terms of the applicable lease or license, free and clear of all Encumbrances of any kind except for Permitted Encumbrances.

(c)                                  Except for the Excluded Assets and assets that will be used in connection with providing the services pursuant to the Transition Agreement, the Assets are all of the assets presently being used by ADP to conduct the Transferred Business as it is currently conducted as of the date hereof.  Schedule 3.9(c) contains a complete list of all of the Mixed Use Contracts and the categories of all of the other Mixed Used Assets which are part of the Excluded Assets.

(d)                                 The Tangible Personal Property constituting part of the Purchased Assets (whether owned or leased) has been maintained in accordance with customary industry standards and is in condition and repair (subject to normal wear and tear) adequate to conduct the Transferred Business as currently conducted.

(e)                                  Except as set forth on Schedule 3.9(e) hereto, at the Closing Time, (i) all of the Tangible Personal Property and inventory constituting part of the Purchased Assets (whether owned or leased), other than de minimis quantities of sample portfolios in the possession or custody of the Employees or customers of the Transferred Business, are located at the Leased Properties; and (ii) no tangible personal property not included in the Purchased Assets is located at the Leased Properties.  Schedule 3.9(e) details all equipment and inventory (other than de minimis quantities of sample portfolios) of Tangible Personal Property and inventory possessed by the Employees.

(f)                                    Schedule 1.1(l) identifies each item of Tangible Personal Property included in the Purchased Assets other than inventory, supplies, disposables and items with a fair market value less than One Thousand Dollars ($1,000).

3.10.                        Contracts.

(a)                                  ADP has previously delivered or made available to Purchaser correct and complete copies of each of the written Material Assumed Contracts (as defined below) and disclosed in writing the parties to, and material terms of, any oral Material Assumed Contracts.

(b)                                 For purposes of this Agreement, “Material Assumed Contracts” shall mean:

(i)                                     The Assumed Contracts indicated with an asterisk (*) on Schedule 1.1(c);

(ii)                                  all Assumed Contracts for the purchase of any materials, supplies or services which involved (or will involve) an expenditure of more than Ten Thousand Dollars ($10,000) annually under any one (1) Assumed Contract;

(iii)                               all personal property leases related to the Transferred Business which involve annual payments or receipts of more than Ten Thousand Dollars ($10,000) for any one (1) lease;

(iv)                              all Assumed Contracts that contain provisions requiring a party thereto or its Affiliates not to engage in a business or activity, including non-compete, non-solicitation or similar provisions;

(v)                                 all Assumed Contracts with customers that involve annual payments of more than Ten Thousand Dollars ($10,000) for any one (1) contract;

(vi)                              all Assumed Contracts relating to the Transferred Intellectual Property, including any such Assumed Contract that provides for the licensing of Transferred Intellectual Property to or from the Transferred Business;

(vii)                           all Assumed Contracts pursuant to which ADP or any Affiliate, director, officer or employee of ADP is restricted from using or disclosing any information related to the Transferred Business, except for customary confidentiality restrictions set forth in customer contracts and employee non-disclosure agreements;

(viii)                        all real property leases;

(ix)                                all Assumed Contracts that expire or require the delivery of products or services more than one (1) year after the Closing Date, or that may be renewed by any Person other than ADP;

(x)                                   any Assumed Contract that contains a liquidated damages clause or requires ADP or its Affiliates or the Transferred Business to be an account party to any letter of credit, security agreement, guarantee or similar provision insuring a creditor against loss; and

(xi)                                all other Assumed Contracts that are otherwise material to the Transferred Business.

(c)                                  Each of the Material Assumed Contracts is a legal, valid and binding agreement enforceable against ADP and, to the knowledge of ADP, against the other parties thereto, in each case in accordance with its terms.  ADP has received no written (or to the knowledge of ADP, oral) notice of cancellation or termination under any option or right reserved to the other party to any Material Assumed Contract or any written (or to the knowledge of ADP, oral) notice of default under any Material Assumed Contract.  ADP is not and, to the knowledge of ADP, no other party is (nor would any party be, with or without the giving of notice, the termination of any grace period, the lapse of time or election of any other Persons or any combination thereof) in breach or default of any

Material Assumed Contract.  No counterparty to any Material Assumed Contract has provided ADP with any written (or, to the knowledge of ADP, oral) information that such counterparty intends to cancel any such Assumed Contract or reduce the frequency or volume of business under such Assumed Contract compared to the frequency and volume of business during the twelve (12) month period ending as of the Closing Date.

(d)                                 Except as disclosed on Schedule 3.10(c), no outstanding bid or proposal to a customer of the Transferred Business exists.  No such outstanding bid or proposal exists with respect to the Transferred Business in connection with which ADP, any Affiliate of ADP or the Transferred Business has commenced performance or made a commitment to commence performance prior to the award of a Contract in connection with such bid or proposal.

3.11.                        Litigation.  Except as set forth in Schedule 3.11, (i) there are not now pending, and in the past three (3) years there have not been pending, any Actions or Claims against ADP with respect to the Transferred Business or the Purchased Assets, and (ii) to ADP’s knowledge, no such Actions or Claims have been threatened in the past eighteen (18) months.  No Order exists requiring ADP to take any action with respect to the Transferred Business or to which the Purchased Assets are subject, or by which the Purchased Assets or Transferred Business are bound or affected.

3.12.                        Taxes.  All material Tax Returns with respect to Taxes for the Transferred Business required to be filed on or prior to the Closing have been or will be filed by ADP on a timely basis and all Taxes shown to be payable on such Tax Returns have been paid or will be paid.  All such Tax Returns were correct and complete in all material respects.  There are no unpaid Taxes with respect to any year or period which is either before or includes the Closing Date examined or not yet examined that could have an adverse effect on or result in any Encumbrance on the Purchased Assets (other than Permitted Encumbrances).  There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax or file any Tax Return.

3.13.                        Compliance with Laws.  ADP has operated the Transferred Business in compliance with all Laws and Orders (to the extent applicable to the Transferred Business), as such Laws and Orders are currently applied by applicable Governmental Authorities, except where non-compliance would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets or the Transferred Business.  ADP has not received any written (or to the knowledge of ADP, oral) notice of any noncompliance or violation of any Laws (to the extent applicable to the Transferred Business).  Set forth in Schedule 3.13 is an accurate and complete list of all of the Permits, regardless of whether they are assignable.

3.14.                        Transferred Intellectual Property.

(a)                                  Schedule 1.1(l) lists all of the following included in the Transferred Intellectual Property: (i) registered and pending patents, trademarks, trade names, trade dress or other designation in all jurisdictions in which such designations are registered or applied for and, if applicable, the respective registration or application numbers; (ii) registered or pending copyrights; and (iii) domain name registrations and the respective registrants, registrars and expiration dates, and ADP websites with secure sockets layer (SSL) certificates.

(b)                                 All of the material Transferred Intellectual Property is either owned by ADP or, as specified in Schedule 1.1(c) or Schedule 1.1(l), licensed to ADP.  ADP does not use any other intellectual property or proprietary rights included in the Transferred Intellectual Property of any kind or description that is not either: (i) owned by ADP, or (ii) rightfully used by ADP under applicable law or pursuant to a valid license, sublicense, consent or other similar written agreement.  Except as specified in any Assumed Contract which is a license of Transferred Intellectual Property, no Person has a right to receive a royalty or similar payment in respect of any Transferred Intellectual Property pursuant to any contractual arrangements entered into by ADP.  No Action or Claim is pending (nor, to ADP’s knowledge, is threatened) against ADP or any of its Affiliates either (x) challenging or seeking to deny or restrict the use by ADP of any of the Transferred Intellectual Property or (y) alleging that any services provided or products manufactured or sold, or Transferred Intellectual Property used, are being provided, manufactured, sold or used in violation of any intellectual property rights of any third Person.

(c)                                  There are no uses of the Transferred Intellectual Property in the ordinary course of the Transferred Business that violate or infringe upon any intellectual property right owned by a third Person.  Except as set forth on Schedule 3.14(c), ADP has no knowledge of any unauthorized use, infringement, misappropriation or violation of ADP’s rights in or to the Transferred Intellectual Property by any third Person.

(d)                                 Except as set forth on Schedule 3.14(d), ADP has not granted any options, licenses, or agreements relating to the Transferred Intellectual Property or the marketing or distribution thereof, except non-exclusive implied licenses to end-users in the ordinary course of business.

(e)                                  All of the secure sockets layer (SSL) certificates included in the Transferred Intellectual Property are, and will remain as of the Closing Time, valid and subsisting.

3.15.                        Insurance.  Schedule 3.15 sets forth a list of material insurance policies which ADP maintains with respect to the Transferred Business, the Purchased Assets or both, which list sets forth the types of coverage, policy periods and limits.  Such policies are in full force and effect.  Further, to the extent they cover the Transferred Business and/or the Purchased Assets, coverage under such policies shall terminate as of the Closing Date.

3.16.                        Employees.

(a)                                  Set forth in Schedule 3.16(a) is an accurate and complete list of the names of all persons employed by ADP exclusively in connection with the Transferred Business as of the date hereof (“Employees”), together with the following information with respect to each such Employee: (i) job title of such Employee, (ii) date of hire, (iii) base compensation, and (iv) additional compensation (or the terms thereof, if determined pursuant to a scale or formula or plan (including the field trainer bonus plan), if any.  All individuals engaged in the Transferred Business more than twenty (20) hours per week who are not Employees are identified on Schedule 3.16(a), together with a general description of such individuals’ duties.  All Employees are currently employed by ADP and, except for the personnel that will be needed to perform the services to Purchaser under the Transition Agreement, the Employees constitute all of the personnel required to conduct the Transferred Business as conducted as of the date hereof.  Except as set forth on Schedule 3.16(a), since December 1, 2006, (A) no Employee has given notice to terminate his or her employment nor, (B) to the knowledge of ADP, has any Employee threatened to give notice of termination.

(b)                                 Schedule 3.16(b) sets forth a list of each Employee Benefit Plan.  ADP is in compliance in all material respects with all applicable provisions of Laws with respect to the Employee Benefit Plans, and there are no material pending or, to ADP’s knowledge, threatened Claims in respect of, or by or on behalf of any of the Employee Benefit Plans.  Except for Claims for benefits in the ordinary course, no liability has been or is expected to be incurred by ADP, any Affiliate or the Transferred Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code or ERISA in respect of the Employee Benefit Plans in connection with the consummation of the transactions contemplated by this Agreement.  The consummation of the transactions contemplated hereby will not (i) impose any obligation or liability on Purchaser in respect of any Employee Benefit Plan or entitle any current or former employee of ADP to compel Purchaser to maintain any particular types of employee benefit plans and/or levels of coverage thereunder, or (ii) give rise to any Encumbrance on the Assets or the Transferred Business except for Permitted Encumbrances.

(c)                                  Each Employee Benefit Plan which is intended to qualify under Code section 401(a) is identified on Schedule 3.16(c) and is so qualified, the trust maintained pursuant thereto is exempt from federal income taxation under Code section 501, and such plan has received a favorable IRS determination, opinion or advisory letter covering all tax-qualification provisions that are required to be stated in such plan.

(d)                                 No Employee Benefit Plan or other Contract contains any provision which would prohibit the transactions contemplated by this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (either alone or upon the occurrence of any additional event), will not (i) except as set forth on Schedule 3.16(d), result in the payment to any Employee of any bonus, stay fee, change of control payment or other similar payment or (ii) create any obligation or liability of the Purchaser to any Person.  No payment or benefit that will or may be made by ADP to any Person will be characterized as a “parachute payment” within the meaning of Section 280G of the Code or be nondeductible under Section 280G of the Code.

(e)                                  Except as disclosed on Schedule 3.16(e), from the Reference Date through the date hereof, the employment of no employee of ADP or any of its Affiliates employed exclusively in the Transferred Business has been terminated or otherwise expired for any reason (including by resignation).

(f)                                    ADP has complied with all applicable Laws relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq., ERISA, continuation coverage requirements with respect to group health plans as required by the Code Section 4980B or ERISA Sections 601 through 608 (“COBRA”), and applicable state Laws, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, and those Laws relating to wages, hours, collective bargaining, unemployment insurance, leaves of absences, workers’ compensation, military service, immigration control, the payment and withholding of employment Taxes and equal employment opportunity, including personnel policies and the maintenance of a work environment in which no discrimination or disparate treatment occurs with regard to any employment actions, such as recruiting, hiring, promotion, compensation, benefits and training.

(g)                                 With respect to the Transferred Business, except as set forth on Schedule 3.16(g), there is no pending, or to ADP’s knowledge presently threatened, employment-related Claim, charge, complaint or Action before any Governmental Authority or division thereof (including the Equal Employment Opportunity Commission, Department of Labor or Office of Federal Contract Compliance Programs) whether statutory, common law, or otherwise, seeking damages, remedies, or any other relief against ADP, its Affiliates or the Transferred Business.

(h)                                 To ADP’s knowledge, all Employees are legally authorized to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Laws relating to immigration control, which visa allows for such Employee to work in the United States.  ADP has properly completed all reporting and verification requirements pursuant to Laws relating to immigration control for the Employees, including the Form I-9 (true, correct and complete copies of all of which that are presently in ADP’s possession have been delivered to Purchaser).  ADP has retained for each Employee the Form I-9 throughout such Employee’s period of employment with ADP.  ADP has received no written (or, to the knowledge of ADP, oral) notice from any Governmental Authority that the

Transferred Business is in violation of any Laws pertaining to immigration control or that any Employee is or was not legally authorized to be employed in the United States or is or was using an invalid social security number.

3.17.                        Real Property.  ADP does not own any real property related to the conduct of the Transferred Business.  Except as set forth in Schedule 3.17, the Leased Properties are the only real properties leased by ADP in connection with the conduct of the Transferred Business.  ADP has valid, enforceable leasehold interests in each of the Leased Properties.  Schedule 3.17 contains a true and complete list of all of the leases with respect to the Leased Property (the “Leases”), all amendments thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases has declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease.  ADP has provided Purchaser with true and complete copies of all such documentation.  ADP has maintained the Leased Properties in accordance with the applicable Leases and such Leased Properties are otherwise in the condition called for by such Leases, all of the improvements to the Leased Properties are in structurally sound condition and, to ADP’s knowledge, contain no latent defects, and all mechanical, electrical, plumbing, ventilating, heating and air conditioning systems located therein are in good working order and condition.  ADP has not entered into any Contracts with respect to the Leased Properties other than the Leases, and no Person is a subtenant or sublessee with respect to the Leased Properties or otherwise uses or occupies any portion of the Leased Properties.  Without limiting the foregoing, no landlord under a Lease has provided ADP with written (or, to the knowledge of ADP, oral) notice that the tenant must remove any improvement, alteration or other property (other than personal property) from, or otherwise make any modifications to, the subject property at the termination of such Lease.

3.18.                        Customers and Suppliers.  Schedule 3.18 sets forth a list of (i) the 20 largest customers of the Transferred Business by revenue for the fiscal year ended June 30, 2006, showing the approximate total revenue received from each such customer during such period, and (ii) the 10 largest suppliers of the Transferred Business in terms of dollar amount of purchases of goods or services paid by ADP in connection with the Transferred Business during such fiscal year, showing the approximate dollar amount of total purchases by the Transferred Business from each such supplier during such period.  Since September 30, 2006, no customer, supplier or dealer has provided ADP with written information (or, to the knowledge of ADP, oral information) that any of the 20 largest customers (by revenue for the fiscal year ended June 30, 2006) or 10 largest suppliers (by annual payments for the fiscal year ended June 30, 2006) of the Transferred Business (a) does not intend to continue to do business with the Transferred Business, (b) plans to reduce the frequency or dollar amounts of its purchases from, or supplies to, the Transferred Business or (c) will not do business on substantially the same terms and conditions with the Purchaser subsequent to the Closing Date as such customer or supplier did with ADP in connection with the Transferred Business prior to the Closing Date.

3.19.                        Environmental Laws and Regulations.  To the knowledge of DP, except as would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets or the Transferred Business, (a) ADP is in compliance with all applicable Environmental Laws, (b) ADP has all Permits required under all applicable Environmental Laws and is in compliance with their requirements and (c) ADP has not received any written (or to the knowledge of ADP, oral) notice or Claim of violation under any applicable Environmental Law relating to the Leased Properties, the Purchased Assets or the Transferred Business.

3.20.                        Broker’s or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of ADP or any of its Affiliates is, or will be, entitled to any fee, commission or broker’s or finder’s fees from Purchaser or any of its Affiliate in connection with this Agreement or any of the transactions contemplated hereby as a result of any Contract entered into by ADP or any of its Affiliates.

3.21.                        No Other Representations and Warranties.  Except as expressly set forth in this Article III, ADP is not making and has not made any representation or warranty to the Purchaser or any Affiliate thereof, express or implied, in law or in equity, concerning the Assets, the Assumed Liabilities or the Transferred Business or the condition thereof or anything related thereto, and all such representations and warranties, express or implied, of any kind or nature whatsoever, including any implied warranties of merchantability or fitness for a particular purpose that have not been made expressly in this Agreement, are hereby expressly disclaimed.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as follows:

4.1.                              Existence and Good Standing of Purchaser; Power and Authority.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement has been, and at the Closing each of such Ancillary Agreements will be, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all necessary corporate action of Purchaser.  This Agreement has been, and at the Closing each of such Ancillary Agreements will be, duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by ADP), this Agreement constitutes, and upon their execution at the Closing each such Ancillary Agreement will constitute, the legal valid and binding obligation of Purchaser enforceable against it in accordance with their respective terms, in each case except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

4.2.                              No Violations.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby or thereby will not, with or without the giving of notice, the termination of any grace period, the lapse of time or elections of other Persons or any combination thereof:  (a) violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of Purchaser; (b) violate any statute, ordinance, rule, regulation, or Order of any court or of any Governmental Authority applicable to Purchaser; (c) result in a violation or breach by Purchaser of, conflict with, constitute a default by Purchaser (or give rise to any right of termination, suspension, modification, cancellation, payment or acceleration) under or result in the creation of an Encumbrance upon any of the material properties or material assets of Purchaser under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its material properties or material assets may be bound, except as would not, individually or in the aggregate, have a material adverse effect upon Purchaser or a material adverse effect on Purchaser’s ability to consummate transactions contemplated hereby or under the Ancillary Agreements to which it is a party.

4.3.                              Consents.  Except as disclosed on Schedule 4.3, there are no consents, approvals, permits, or authorizations, declarations, filings or registrations with, or notices to, any Governmental Authority or any other Person required to be made or obtained by Purchaser, in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party or the performance of the transactions contemplated hereby and thereby, except where the failure to obtain such consent, approval or authorization or make such declaration, filing or registration, or give such notice, would not have a material adverse effect on Purchaser or an adverse effect upon the ability of Purchaser to consummate the transactions contemplated hereby or under the Ancillary Agreements to which it is a party.

4.4.                              Litigation.  There are no Actions pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement.  Purchaser is not subject to any Order that may have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

4.5.                              Reliance By Purchaser.  Purchaser acknowledges that, except for the express representations and warranties of ADP in Article III of this Agreement, Purchaser is not relying on any other representation or warranty by ADP or any other Person in entering into the transactions contemplated hereby (and will not rely on any other representation or warranty in effecting the Closing).

4.6.                              Financing.  Purchaser has available, and will have available at the Closing, sufficient immediately available funds necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreement.  Except as set forth on Schedule 4.6, Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement.

4.7.                              Broker’s or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of Purchaser or any of its Affiliates is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

4.8.                              Solvency.  After giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and the incurrence by Purchaser of any obligations to ADP under this Agreement and the Ancillary Agreements (including the obligation to pay the Contingent Purchase Price (if any) and the service fees under the Transition Agreement) and obligations to the lender(s) of Purchaser in connection with obtaining funding to consummate such transactions (collectively, the “Acquisition Debt”), Purchaser will have capital sufficient to carry on all of its business and transactions in which it is engaged or about to engage, will be solvent and able to pay its debts as they mature, and will own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the debts of Purchaser including the Acquisition Debt.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1.                              Conduct of Business Prior to Closing.  Unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise set forth herein, from the date hereof to and including the Closing Date, ADP shall (i) conduct the Transferred Business in the ordinary course consistent with past practice; (ii) use commercially reasonable efforts to preserve the current relationships of the Transferred Business with customers, suppliers, distributors, Employees, consultants and other Persons with whom the Transferred Business has significant business relationships; and (iii) promptly notify Purchaser in writing of any Employee who, after the date hereof, gives notice to terminate his or her employment.

5.2.                              Access to Information.

(a)                                  Purchaser may, prior to the Closing Date, through its representatives, review, and ADP shall provide reasonable assistance with respect to Purchaser’s review of, (i) the Purchased Assets; (ii) the Leased Properties; (iii) the operating information and data relating to the Transferred Business and such other information relating to the financial and legal condition of the Transferred Business as may be necessary to familiarize itself with the Purchased Assets and the conduct of the Transferred Business and (iv) any other information and access to the books and records and work papers and employees and accountants of ADP as may be reasonably requested by Purchaser in connection with auditing the financial statements relating to the most recent fiscal year of Purchaser and to any interim periods after such fiscal year, as are specified in Rule 3-05(b) of Regulation S-X or otherwise required to be disclosed by Purchaser pursuant to applicable securities Laws.  ADP shall be permitted to redact any such tax books and records and work papers to exclude information not related to the Transferred Business.  Such review shall occur only upon reasonable notice by Purchaser at times reasonably agreed upon by ADP and Purchaser and shall be conducted in a manner that does not unreasonably interfere with the operations of the businesses of ADP.  ADP shall permit Purchaser and its representatives to have reasonable access to employees of ADP and its Affiliates within its control who can furnish Purchaser with financial and operating data and other information with respect to the Purchased Assets and the Transferred Business as Purchaser shall from time to time reasonably request.  The foregoing shall not require ADP to permit any inspection, or to disclose any information, that in the reasonable judgment of ADP is reasonably likely to result in the disclosure of any trade secrets of any third party or violate any of ADP’s obligations with respect to confidentiality, provided that ADP shall notify Purchaser if it limits an inspection or does not disclose any information on such basis.  All requests for information made pursuant to this Section shall be directed to the Head of International Business Development of ADP or such Person as may be designated by ADP and all information obtained by Purchaser as a result of such review shall be held in strict confidence in accordance with the Non-Disclosure Agreement.  Purchaser shall conduct all inspections, testing and other information gathering described in this Section 5.2(a) at Purchaser’s sole cost and expense and with a standard of care that would be utilized by a reasonable and prudent person and that Purchaser utilizes in the ordinary course of its business.

(b)                                 Any and all information gathered or obtained by the parties or their or authorized representatives as a result of, or in connection with, the information gathering described in Section 5.2(a) or otherwise under this Agreement (including after the Closing Time) shall be kept strictly confidential and shall not be revealed to, or discussed with, any person other than the authorized representatives of ADP or Purchaser who agree to comply with the Non-Disclosure Agreement and the provisions of this Section 5.2(b), except with the prior written consent of the disclosing party or as required by Law (including in connection with a legal dispute between the parties).  In the event the Closing is not consummated, such information shall be returned to the disclosing party or destroyed in accordance with this Agreement and the Non-Disclosure Agreement.

5.3.                              Regulatory and Other Authorizations; Consents.

(a)                                  Each party hereto shall use its commercially reasonable efforts, and shall cooperate with the other party, to obtain all authorizations, consents, orders, approvals, exemption, waivers of all federal, state and local regulatory bodies and officials and any other third parties that may be or become necessary to effect the transactions contemplated hereby and by the Ancillary Agreements, and each party shall use commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and thereof and to cause all conditions contained in this Agreement and the Ancillary Agreements to be satisfied.  Without limiting the foregoing, ADP will use commercially reasonably efforts to obtain the Landlord Certificates, duly executed by the owners of the Leased Properties.  The parties hereto will not take any action with the intention of delaying, impairing or impeding the receipt of any required approvals.

(b)                                 Notwithstanding anything herein to the contrary, to the extent that any of the Purchased Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof.  If, prior to the Closing, ADP has not obtained a Required Consent and Purchaser elects to proceed with Closing, then, after the Closing, at Purchaser’s request, ADP shall cooperate with Purchaser to obtain such Required Consent and other consents related to the Purchased Assets as soon as reasonably practicable and/or in any reasonable arrangement requested by Purchaser to provide to Purchaser the benefits thereof subject to the performance by Purchaser of ADP’s obligations under such Purchased Assets (except for Excluded Liabilities).  This Section 5.3(b) shall not limit Purchaser’s right to be indemnified for Losses resulting from ADP’s breach of its covenants under this Agreement.

5.4.                              Books, Records and Information.  Purchaser agrees that all records, documents and other tangible items of information, including the Books and Records, delivered by ADP to Purchaser pursuant to this Agreement shall be retained and open for inspection by representatives of ADP for any proper purpose (including in connection with auditing the financial statements relating to the most recent fiscal year of ADP and to any interim periods after such fiscal year, as are specified in Rule 3-05(b) of Regulation S-X or otherwise required to be disclosed by ADP pursuant to applicable securities Laws) upon reasonable notice during regular business hours for a period of six (6) years following the Closing Date (and in the case of Tax matters, until the expiration of the applicable statute of limitations) and that such representatives may during such period make such copies thereof as it may reasonably request, all at ADP’s cost and expense.  ADP agrees that all records, documents and other tangible items of information that are retained by ADP and that are related to the Purchased Assets or the Transferred Business shall be retained and open for inspection by representatives of Purchaser for any proper purpose (including in connection with auditing the financial statements relating to the most recent fiscal year of Purchaser and to any interim periods after such fiscal year, as are specified in Rule 3-05(b) of Regulation S-X or otherwise required to be disclosed by Purchaser pursuant to applicable securities Laws) upon reasonable notice during regular business hours for a period of six (6) years following the Closing Date (and in the case of Tax matters, until the expiration of the applicable statute of limitations) and that such representatives may during such period make such copies thereof as it may reasonably request, all at Purchaser’s cost and expense.  Prior to disclosing information pursuant to this Section 5.4 a party may require the other party to enter into a nondisclosure agreement on customary terms.

5.5.                              Covenant Not to Compete; Non-Solicitation.

(a)                                  For a period of three (3) years from and after the Closing Date, ADP and its Affiliates will not, directly or indirectly, anywhere in the United States, conduct, own, manage or control, or participate in the ownership, management, control or conduct of, any Prohibited Business.  Notwithstanding the foregoing:

(i)                                     ADP and its Affiliates may collectively own not more than 19% of the outstanding stock of any class of any Person which is publicly traded that engages in a Prohibited Business, so long as neither ADP nor any of its Affiliates, directly or indirectly, participate in the management or operation of the business of such Person, including by exercising any right to appoint a director (or similar official) of such Person.

(ii)                                  ADP or any of its Affiliates may acquire any Person (“Target”) that is engaged in a Prohibited Business (the portion of a Target which constitutes a Prohibited Business, a “Competitive Business”) and may operate such Competitive Business so long as (A) the Competitive Business accounted for less than 10% of the revenues of Target for the most recent twelve (12) months completed prior to such acquisition and (B) ADP, its Affiliates and Target otherwise comply with this Section 5.5, provided that nothing in this Section 5.5 shall permit Target to solicit current customers of the Transferred Business that are not already customers of the Competitive Business (or potential customers either (A) to whom the Competitive Business has, within six (6) months prior to the acquisition of Target, submitted a written proposal, or (B) who are identified in a formal, written internal marketing plan created by Target with respect to the Competitive Business within six (6) months prior to the acquisition of Target that is targeted at one or more specific customers for identified services).  ADP shall provide Purchaser with written notice within five (5) Business Days after the consummation of an acquisition to which this Section 5.5(a)(ii) applies, which shall include an exclusive offer (the “Offer”) to sell to the Purchaser such Competitive Business, at a purchase price equal to fair market value (as determined by agreement between ADP and Purchaser or, if such agreement cannot be reached, an independent appraiser to be chosen by the reasonable and good faith agreement of ADP and Purchaser), pursuant to a written purchase agreement on customary terms and conditions which the parties shall negotiate in good faith.  Upon receipt of such notice, Purchaser (or its designee) shall have a period of (90) calendar days in which to accept the Offer.  During such ninety (90) calendar day period, ADP, promptly following Purchaser’s request, will provide

Purchaser with all information and due diligence materials as is customary in transactions of such type and Purchaser shall execute such customary confidentiality agreement as ADP would require of any other potential buyer.  Upon any such exercise, the parties shall negotiate in good faith and use commercially reasonable efforts to consummate such transaction within one hundred twenty (120) calendar days of such acceptance.  If Purchaser or its designee does not purchase such Competitive Business as provided above (including as a result of Purchaser not accepting the Offer), ADP or its Affiliate shall divest of the Competitive Business to an unaffiliated third party within a period of twelve (12) months after (x) ninety (90) calendar days after Purchaser’s receipt of the Offer if Purchaser does not accept the Offer, or (y) one hundred twenty (120) calendar days after Purchaser’s acceptance of the Offer if Purchaser does accept the Offer.

(iii)                               ADP and its Affiliates may provide GM Services to the extent that either (A) GM requests ADP or any of its Affiliates to provide training services related to the integration of one or more components of GM’s Workbench software series into one or more ADP software applications or application suites (including any ADP DMS) or (B) ADP or any of its Affiliates develops a training program for GM’s Workbench software series that is not sponsored and paid for by GM.

(b)                                 For a period (the “Nonsolicitation Period”) of two (2) years from and after the Closing Date, ADP shall not, directly or indirectly, hire or entice, solicit, encourage, influence, or attempt to entice, solicit, encourage or influence to leave the employ of the Purchaser or any of its Affiliates, any Key Employee or Named Employee, or in any way interfere with the relationship of the Purchaser or such Affiliate and any Key Employee or Named Employee (other than (i) the hiring of any such Key Employee or Named Employee whose employment with the Purchaser or one of its Affiliates is terminated by Purchaser or such Affiliate or (ii) the hiring of any such Key Employee or Named Employee who voluntarily terminates his or her employment with the Purchaser or one of its Affiliates after a period of six (6) months after such voluntary termination by such Key Employee or Named Employee) or in any manner induce or attempt to induce any such employee to terminate his or her employment with the Purchaser or any of its Affiliates.

(c)                                  For the Nonsolicitation Period, ADP agrees that Dealer Services shall not, directly or indirectly, hire or entice, solicit, encourage, influence, or attempt to entice, solicit, encourage or influence to leave the employ of the Purchaser or any of its Affiliates, any Other Employee, in any way interfere with the relationship of the Purchaser or such Affiliate and any Other Employee (other than (i) the hiring of any Other Employee whose employment with the Purchaser or one of its Affiliates is terminated by Purchaser or such Affiliate or (ii) the hiring of any Other Employee who voluntarily terminates his or her employment with the Purchaser or one of its Affiliates after a period of six (6) months after such voluntary termination by such Other Employee), or in any manner induce or attempt to induce any such Other Employee to terminate his or her employment with the Purchaser or any of its Affiliates; provided that the nonsolicitation prohibitions set forth in this Section 5.5(c) will not apply to any general advertisements or solicitations for employees not targeted at the Other Employees.

(d)                                 During the Nonsolicitation Period, except as provided in Section 5.5(a)(ii) in connection with a Competitive Business acquired by ADP or one of its Affiliates, ADP shall not entice, solicit, encourage or influence, or attempt to entice, solicit, encourage or influence, any lessor, licensor, customer, supplier or other business relationship of Purchaser to cease doing business with Purchaser in connection with a Prohibited Business operated by Purchaser (including by intentionally making negative statements or communications about the Purchaser or the Transferred Business with the intent to harm Purchaser) or to cease maintaining the same business relationship with a Prohibited Business operated by Purchaser after the Closing as it maintained with ADP in connection with the Transferred Business prior to the Closing.

(e)                                  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable terms or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed (but only during the period remaining with respect to the covenants not to compete and not to solicit as described above).

5.6.                              Accounts Receivable.  After the Closing Date, (i) Purchaser shall promptly forward to ADP any payments for the Accounts Receivable it receives and shall, upon ADP’s request, and at ADP’s sole cost and expense, use commercially reasonable efforts to assist ADP to collect the Accounts Receivable and (ii) ADP shall promptly forward to Purchaser any payments for other accounts receivable attributable to the conduct of the Transferred Business.

5.7.                              Mail.  After the Closing Date, Purchaser will promptly forward to ADP all mail and other communications addressed to ADP and received by Purchaser that relate to the Excluded Assets or the Excluded Liabilities.  ADP will promptly forward to Purchaser all correspondence, documents, e-mail and other communications (or any applicable portion thereof) received by it after the Closing Date that relate to the Purchased Assets, the Assumed Liabilities, the Leased Properties or the Transferred Business.

5.8.                              Certain Names and Logos; No disparagement.

(a)                                  The name “ADP” and the “ADP” logo are the exclusive property of ADP, and, except as provided in the following sentence, neither Purchaser nor any of its Affiliates shall have any right for any purpose whatsoever to use such name or logo or any other form, combination or use thereof which reasonably might be confused with such name or logo.  Notwithstanding the foregoing, Purchaser may for a period of sixty (60) calendar days following the Closing, continue to use invoices, letterhead and other business materials on which the name “ADP”, or any variant thereof, or the “ADP” logo appears; provided, however, that Purchaser shall not expand the use of such name or logo to any property or assets of Purchaser acquired after, or which did not bear such name or logo on, the Closing Date, and Purchaser will cease using the “ADP” logo on its properties and assets immediately upon the termination of such periods.  Following the termination of such periods, neither Purchaser nor any of its Affiliates shall have any rights whatsoever (i) to use the name “ADP,” or any variant thereof, or the “ADP” logo or (ii) to use any property or asset which has the name “ADP,” or any variant thereof, or the “ADP” logo thereon.

(b)                                 Purchaser may utilize the “ADP” name and “ADP” logo during such periods only in the manner set forth above and consistent with the high reputation and prestige of ADP, and Purchaser shall not at any time after the date of this Agreement intentionally disparage in any way the “ADP” name or the “ADP” logo with the intent to harm ADP; provided, however, that the foregoing shall not prevent Purchaser from “stickering” any of the property or assets of Purchaser on which the name “ADP,” or any variant thereof, or the “ADP” logo appears in order to remove such name or logo from such property or assets.

(c)                                  Following Closing, the trade names “Sandy Corporation,” “Audience of One” and “GloveBox Portfolio” and the “Sandy Corporation” logo will be the exclusive property of Purchaser, and neither ADP nor any of its Affiliates shall have any right for any purpose whatsoever to use such name or logo or any other form, combination or use thereof which might reasonably be confused with such name or logo.  From and after the Closing, neither ADP nor any of its Affiliates shall use, attempt to license to others to use or attempt to register the Transferred Intellectual Property, nor shall ADP challenge the validity, enforceability or exclusive ownership of the Purchaser of any of the Transferred Intellectual Property.

5.9.                              Further Action.  Each of the parties hereto shall execute and deliver such documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

5.10.                        Employee Relations.  Except as specifically agreed by Purchaser and ADP, from the date hereof up to and including the Closing Date, ADP will not make any promises, representations or statements to any of the Employees regarding the operation of the Transferred Business subsequent to the Closing Date or with respect to the continued employment of such

Employees or the amount or nature of any employee benefits to be provided to such Employees following Closing.

5.11.                        Tax Matters.

(a)                                  Except as otherwise provided in this Agreement, all Taxes in respect of the Purchased Assets and income of the Transferred Business for the period or portions of periods ending on or prior to the Closing Date shall be borne by ADP.  Except as otherwise provided in this Agreement, all Taxes in respect of the Purchased Assets and income of the Transferred Business for the period or portions of periods beginning on and after the Closing Date shall be borne by Purchaser.

(b)                                 Purchaser and ADP shall each pay one-half (1/2) of the cost of all sales, transfer or similar use Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement.  Purchaser and ADP shall each pay one-half (1/2) of the costs and expenses incurred in connection with obtaining or recording title to the Purchased Assets.  The sales, use, transfer and similar Tax Returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by Law to make such filing.  The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.  Notwithstanding the foregoing, Purchaser’s obligations to pay any Taxes under this Section 5.11(b) shall not exceed Forty-Five Thousand Dollars ($45,000) and ADP shall be responsible for paying the excess of the aggregate amount of such Taxes over the lesser of Forty-Five Thousand Dollars ($45,000) and 50% of the aggregate amount of such Taxes.  In connection with the parties’ obligations under this Section 5.11, (i) Purchaser shall, within ten (10) Business Days prior to the date by which any such Taxes are due to be paid, prepare and deliver to ADP a written statement detailing such Taxes due and indicating the amounts to be paid by ADP pursuant to this Section 5.11(b), and (ii) ADP shall, within eight (8) Business Days after delivery of such written statement, remit to Purchaser the amount specified on such written statement to be payable by ADP and (iii) Purchaser shall remit such amount to the appropriate taxing authority on or prior to the date upon which such Taxes are due; provided, however, that any such payment made by ADP or Purchaser under this Section 5.11(b) shall not limit the parties’ obligations to pay any additional such Taxes after the final determination of any audit or examination by any Taxing authority or judicial or administrative proceedings relating to liability for Taxes under Section 5.11(d) hereof and any disputes between Purchaser and ADP regarding the amount of such Taxes to be paid by either of them (but only to the extent that the total amount of such Taxes exceeds Eighty Thousand Dollars ($80,000)) shall be submitted to the Independent Accountants for resolution.

(c)                                  If ADP pays any Tax agreed to be borne by Purchaser under this Agreement that is not paid by Purchaser, Purchaser shall promptly (within 10 Business Days) reimburse ADP for the amounts it is required to pay pursuant to this Section 5.11.  If any party (or any of its Affiliates) receives any refund or credit of Tax to which another party is entitled under this Agreement, the receiving party shall promptly (within 10 days) pay such amounts to the party entitled thereto.

(d)                                 ADP and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, Purchaser and ADP shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date.

(e)           In connection with the preparation of the Pre-Closing Statement and the Closing Date Statement, (i) ADP’s share of all real and personal property Taxes, state and local ad valorem Taxes and general and special assessments or other governmental levies imposed in connection with the ownership and/or operation of the Purchased Assets or the Leased Properties for any period commencing on or prior to the Closing Date shall be determined on a pro rata basis based on the length of such period and when the Closing Date occurs within such period, and (ii) ADP shall request the utility companies to read the meters measuring the utilities for the Leased Properties on a date as close to the Closing Date as possible, and any charges for a period between the last reading and the Closing Date shall be adjusted based on the amount shown on the last reading prorated on a per diem basis and applied to the number of days in the period between the last reading and the Closing Date (with ADP being allocated any charges allocable to the Closing Date).

5.12.                        Lease Guaranty.  Purchaser acknowledges and agrees that (i) the lease guaranty (the “Troy Lease Guaranty”), dated August 22, 1995, by Automatic which relates to the Leased Property located at 1500 W. Big Beaver, Troy Michigan (the “Troy Property”) shall not apply to any amendments, modifications, renewals, assignments, concessions, franchising or subletting of the Lease relating to such property entered into after the Closing Time (other than an amendment or modification that does not affect the economics or term of such Lease or the liability of Automatic under the Troy Lease Guaranty), and (ii) the Troy Lease Guaranty shall terminate on

May 31, 2008, unless the Lease relating to the Troy Property is sooner terminated, in which case the Troy Lease Guaranty shall terminate concurrently with the termination of such Lease.

5.13.                        Pre-Closing Assumed Contracts.  All additional Contracts exclusively related to the Transferred Business that are entered into between ADP or its Affiliates between the date of hereof and the Closing Time shall become “Assumed Contracts” hereunder to the extent that they (a) would not be considered Material Assumed Contracts and (b) are entered into the ordinary course of business consistent with past practice.  ADP shall provide Purchaser with prompt written notice of the execution of any other such additional Contract which ADP desires Purchaser to assume at the Closing, at which time Purchaser shall have the option to either accept or reject the inclusion of such Contract as an Assumed Contract (or, as applicable, a Material Assumed Contract) hereunder, which option shall be expressed in a writing delivered to ADP and exercised in Purchaser’s sole and absolute discretion.

5.14.                        Post-Closing Transfer of Assets.  If, during the eighteen (18) months immediately following the Closing Time, ADP or Purchaser becomes aware that ADP has failed to identify and transfer any of the assets or properties necessary to the Transferred Business (except for Excluded Assets, Mixed Use Contracts and Mixed Use Assets), ADP shall promptly transfer any such assets to Purchaser at no additional cost to Purchaser, provided that this Section 5.14 shall not limit ADP’s obligations to indemnify Purchaser for Losses as specified in Article X (subject to Section 10.4).

ARTICLE VI.
EMPLOYEE MATTERS

6.1.                              Offer of Employment to Employees.  At least ten (10) Business Days prior to the Closing Date, Purchaser or one of its Affiliates shall offer to employ effective the Closing Date on an “at will” basis, in comparable positions and at a base salary not less than what they were earning immediately prior to the Closing (it being agreed that in no event shall such base salary be decreased or any Employee be terminated without cause prior to the date falling ninety (90) calendar days after the Closing Date), any and all of the Employees listed on Schedule 6.1 and any and all of the employees that ADP hires, with the prior consent of Purchaser, after the date hereof to exclusively work for the Transferred Business.  ADP shall use its commercially reasonable efforts to encourage all such employees offered employment to accept such offers.  Purchaser (or its Affiliate) shall not provide any specific incentive or inducement to any such employee to choose to be covered under the health care continuation provisions of any Employee Benefit Plan of ADP including the payment of all or a portion of any “COBRA” premium.

6.2.                              Transferring Employees’ Benefits.

(a)                                  Each Employee accepting such offer of employment (a “Transferring Employee”) shall be entitled to receive, as of the Closing Date, total compensation and benefits packages that are set forth on Schedule 6.2 hereof (the “Purchaser Benefit Plans”), which the parties hereby acknowledge are generally comparable to those the

Transferred Employees currently receive from ADP (or its Affiliate).  Purchaser (or its Affiliate) shall provide the Transferring Employees with all of the health and dental benefits included in the Purchaser Benefit Plans without any waiting periods or limitations or, to the extent required by applicable Laws, exclusions relating to pre-existing conditions, and shall give each Transferring Employee full credit for any deductible or out-of-pocket expenses under ADP’s (or its Affiliates’) health and dental plans for the calendar year in which the Closing Date occurs (provided that the Transferring Employee and/or ADP (or its Affiliate) provides Purchaser documentation to the reasonable satisfaction of Purchaser (or its Affiliate) of the payment of such deductible and out-of-pocket expenses), except with respect to Purchaser’s high deductible health plan within the meaning of Code Section 223.  Purchaser (or its Affiliate) shall determine a Transferring Employee’s rate of accruing future paid time off (“PTO”) under Purchaser’s (or its Affiliate’s) PTO policy as if the service of such Transferring Employee with ADP had been in service with Purchaser (or its Affiliate).

(b)                                 Any Claims incurred by any Transferring Employee pursuant to the medical, dental or health benefit plans of ADP (or its Affiliate) prior to the Closing Date shall be the responsibility of ADP (or such Affiliate) according to the terms and conditions of such plans.  Any Claims incurred by any Transferring Employee pursuant to a medical, dental or health benefit plan on or after the Closing Date, unless such Transferring Employee has elected to retain coverage under any health care plan of ADP, shall be the responsibility of Purchaser or its Affiliate, as applicable, according to the terms and conditions of the applicable Purchaser Benefit Plans.  ADP shall be responsible for providing notices and continuation coverage as required by COBRA, to the Transferring Employees (and their COBRA qualified beneficiaries) who have a COBRA qualifying event prior to the Closing Date or in connection with the transactions contemplated under this Agreement, but only to the extent that any such notice is required to be given by applicable Laws.

(c)                                  If allowed by the terms of its savings plan (the “Purchaser Retirement Plan”), Purchaser (or its Affiliate) shall permit the Purchaser Retirement Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash in an amount equal to the full account balance distributed to a Transferring Employee from any benefit plan of ADP (or its Affiliate) qualified under Section 401(a) of the Code.  ADP shall provide evidence reasonably satisfactory to Purchaser that the employee benefit plan of ADP (or its Affiliate) from which the eligible rollover distribution was made is qualified under Section 401(a) of the Code.  Nothing in this Agreement shall require the Purchaser (or its Affiliate) to amend the Purchaser Retirement Plan to accept eligible rollover distributions, if such distributions are not otherwise permitted under such plan as of the Closing Date.  For purposes of this Section 6.2, the term “eligible rollover distribution” shall include (i) the amount of any unpaid balance of any loan made to a Transferring Employee under the

ADP Retirement and Savings Plan and (ii) the promissory note evidencing such loan.  Each Transferring Employee who makes salary reduction contributions to the Purchaser Retirement Plan in the calendar year in which the Closing Date occurs shall be eligible to receive the employer matching contribution with respect to such salary reduction contributions without regard to any service requirement that would otherwise apply under the Purchaser Retirement Plan, provided, however, that the Transferring Employees shall be treated as new hires for purposes of the vesting of such contributions under the terms of the Purchaser Retirement Plan.  Notwithstanding the termination of the Transferring Employees’ employment with ADP (or its Affiliate) as the result of the transactions contemplated herein, ADP (or its Affiliate) shall make matching contributions on behalf of the Transferring Employees under ADP’s Retirement and Savings Plan (401(k)) for each such Transferring Employee up to the Closing Date.

(d)                                 Following the Closing, ADP (or its Affiliates) shall (i) pay any tuition reimbursement amounts owed to any Transferring Employee (for courses that began prior to the Closing Date and end following the Closing Date) under the terms of ADP’s (or its Affiliate’s) tuition reimbursement policies, and (ii) make bonus payments to each Transferring Employee under any bonus program of ADP (or its Affiliates) in which such Transferring Employee was participating as of the Closing Date in amounts at least equal to the bonus which such Transferring Employee would have received had the Transferring Employee remained employed by ADP (or its Affiliates) through the remainder of the bonus period, prorated to reflect the portion of the bonus period occurring prior to the Closing Date; except to the extent that the obligations to pay such bonuses constitute Assumed Liabilities.

ARTICLE VII.
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser under this Agreement to purchase the Purchase Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

7.1.                              Performance of Agreements.  All the covenants contained in this Agreement to be complied with by ADP on or before the Closing shall have been complied with in all material respects.

7.2.                              Representations and Warranties.  The representations and warranties of ADP contained in this Agreement shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date.

7.3.                              No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated in this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.  No suit, claim or proceeding or investigation before any court, arbitrator or Governmental Authority shall have been commenced against Purchaser or any of its Affiliates to prevent the sale of the Purchased Assets or asserting that the purchase of the Purchased Assets would be illegal.

7.4.                              Material Adverse Effect.  No Material Adverse Effect shall have occurred.

7.5.                              Key Employee Employment Agreements.  Purchaser shall have received the Key Employee Employment Agreements, duly executed by each of the Key Employees.

7.6.                              Required Consents.  Purchaser shall have received the Required Consents.

7.7.                              Named Employee Non-Compete, Confidentiality and Severance Agreements.  Purchaser shall have received executed copies of an acknowledgement in the form attached hereto as Exhibit P and the Named Employee Non-Compete, Confidentiality and Severance Agreements from each of Eric Kuster, Martha Manting, Shelly Dowland, Steve Kimball and Gary Laehn and six (6) of the remaining eleven (11) Named Employees.

7.8.                              Employee Acknowledgments.  Purchaser shall have received copies of an acknowledgement in the form attached hereto as Exhibit P, executed by seventy percent (70%) of the Field Trainers, delivered by the Field Trainers in written format or via e-mail acknowledgment.

7.9.                              Closing Deliveries.  Purchaser shall have received from ADP each of ADP’s closing deliveries in proper form and substance and otherwise in accordance with Section 2.10(a) of this Agreement.

7.10.                        Cash Adjustment.  The amount of the estimated Cash Adjustment, as shown on the Pre-Closing Statement, shall be no less than Four Million Dollars ($4,000,000).

ARTICLE VIII.
CONDITIONS TO ADP’S OBLIGATIONS

The obligations of ADP under this Agreement to sell the Purchased Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by ADP) on or prior to the Closing Date of the following conditions:

8.1.                              Performance of Agreements.  All the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

8.2.                              Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date.

8.3.                              No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated in this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.  No suit, claim or proceeding or investigation before any court, arbitrator or Governmental Authority shall have been commenced against ADP or any of its Affiliates to prevent the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal.

8.4.                              Required Consents.  ADP shall have received the Required Consents.

8.5.                              Closing Deliveries.  ADP shall have received from the Purchaser each of the Purchaser’s closing deliveries in proper form and substance and otherwise in accordance with Section 2.10(b) of this Agreement.

ARTICLE IX.
TERMINATION

9.1.                              Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (a) by the mutual written consent of Purchaser and ADP or (b) by either Purchaser or ADP if the Closing shall not have occurred by January 31, 2007, by written notice to the other party without liability on the part of the terminating party on account of such termination, provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to January 31, 2007.

9.2.                              Effect on Obligations.  In the event of a termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect and there will be no liability on the part of any party with respect thereto, except that the provisions of this Section 9.2 and Articles I and XI will survive any such termination and nothing herein shall relieve any party from liability for any willful breach of this Agreement occurring prior to such termination.  Upon any termination of this Agreement, each party hereto shall return or properly destroy all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party originally furnishing the same.

ARTICLE X.
SURVIVAL AND INDEMNIFICATION

10.1.                        Survival of Representations and Warranties.  Unless this Agreement is terminated in accordance with Section 9.1, the representations and warranties of ADP and Purchaser contained in this Agreement, shall survive the Closing Date, but shall expire on the eighteen (18) month anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 3.16(b), 3.16(c), 3.16(f) (with respect to ERISA matters only) and 3.19 shall expire on the three (3)-year anniversary of Closing; (ii) the representations contained in Sections 3.1, 3.2, 3.9(a) and 3.12 shall expire exactly sixty (60) calendar days after termination of the applicable statute of limitations and (iii) any representations and warranties shall survive with respect to, and to the extent of any Claim for which a Certificate has been delivered to the Indemnifying Party prior to such expiration.  The covenants and agreements of each party hereunder shall survive in accordance with their terms or, if not specified, until expiration of the applicable statute of limitations.

10.2.                        Indemnification.

(a)                                  ADP shall indemnify, and hold harmless Purchaser and its Affiliates, and the officers, directors, stockholders and employees of Purchaser and such Affiliates, from and against, and pay or reimburse Purchaser and its Affiliates (and such officers, directors, stockholders and employees) for any and all Losses, whether or not resulting from any third party Claims, with respect to or in connection with:  (i) the breach of any representation or warranty made by ADP in or pursuant to this Agreement, (ii) the breach or nonfulfillment of any covenant or obligation of ADP under this Agreement, (iii) the Excluded Liabilities, and (iv) ADP’s failure to obtain a consent (in a form to the reasonable satisfaction of Purchaser) from the landlord at the Leased Property located at 110 Pine Avenue, Suite 1300, Long Beach, California (the “Lease Liability”).

(b)                                 Purchaser shall indemnify and hold harmless ADP and its Affiliates, and the officers, directors, stockholders and employees of ADP and such Affiliates from and against, and pay and reimburse ADP and its Affiliates (and such officers, directors, stockholders and employees) for, any and all Losses, whether or not resulting from any third party Claims with respect to or in connection with:  (i) the breach of any representation or warranty made by Purchaser in or pursuant to this Agreement, (ii) the breach or nonfulfillment of any covenant or obligation of Purchaser under this Agreement and (iii) the Assumed Liabilities.

10.3.                        Indemnification Procedures.

(a)                                  Promptly after the party or parties seeking indemnification (the “Indemnified Party”) learns of any Claim, including any Claim by a third party described in Section 10.3(c) hereof, that, in the reasonable judgment of the Indemnified Party, is likely to give rise to indemnification hereunder, the Indemnified Party will deliver to the party or parties from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i)                                     state that the Indemnified Party has incurred or properly accrued Losses, or anticipates that it will incur Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)                                  specify, to the extent reasonably determinable, in reasonable detail each individual item of Loss included in the amount so stated, the date such item was incurred or properly accrued, the basis for any anticipated Loss or Losses and the nature of the misrepresentation, breach of warranty or breach of covenant or Claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)                                 In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any Claim described in any Certificate, the Indemnifying Party shall, within fifteen (15) Business Days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) calendar day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction.

(c)                                  Promptly after the assertion by any third party of any Claim against any Indemnified Party that, in the reasonable judgment of such Indemnified Party, is likely to give rise to the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver in accordance with paragraph (a) of this Section 10.3 to the Indemnifying Party a Certificate which shall include in reasonable detail a description of such Claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such Claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party), and the payment of expenses. Any Indemnified Party shall have the right to employ separate counsel in any such Action or Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, within ten (10) Business Days after receipt of a Certificate in respect of such Claim, to assume the defense of such Claim or to notify the Indemnified Party in writing that it will assume the defense of such Claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, in its sole discretion, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to either party and that the assertion (or nonassertion) by the Indemnifying Party of any of such defenses will be adverse to the interests of the Indemnified Party.  No Indemnifying Party shall be liable to indemnify any Indemnified Party for any compromise or settlement of any such Action or Claim effected without the consent of the Indemnifying Party (which consent (x) shall not be unreasonably withheld if the eventual compromise, settlement or final disposition of such Action or Claim, together with any pending or settled Claims against such Indemnifying Party under this Article X, would cause the Indemnifying Party’s maximum potential liability under Section 10.4(b) to be exceeded, or (y) shall be granted or withheld in the Indemnified Party’s sole and absolute discretion, if such maximum liability would not be exceeded), but if settled with the consent of the Indemnifying Party, or if there be final judgment for the plaintiff in any such Action or Claim, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any indemnifiable Loss or Losses by reason of such settlement or judgment.  For avoidance of doubt, (a) the Indemnifying Party will not be liable for any settlement of any Action or Claim that does not cause such Indemnifying Party’s maximum potential liability under Section 10.4(b) or 10.4(c), as applicable, to be exceeded (when added to all other settled and pending Claims against such Indemnifying Party under this Article X) entered into without its consent (such consent to be granted or withheld in such Indemnifying Party’s sole and absolute discretion), and (b) the Indemnifying Party will not be liable for any settlement of any Action or Claim that causes such Indemnifying Party’s maximum potential liability under Section 10.4(b) or 10.4(c), as applicable, to be exceeded (when added to all other settled and pending indemnification Claims against such Indemnifying Party under this Article X), without its consent (such consent not to be unreasonably withheld).  No Indemnifying Party may settle or compromise any Action or Claim involving non-monetary relief (including limitations, restrictions or penalties) imposed on the Indemnified Party without the Indemnified Party’s consent (such consent to be granted or withheld in the Indemnified Party’s sole and absolute discretion).  After any such Action or Claim has been filed or initiated, each party shall make available to the other and its attorneys and accountants all pertinent information under its control relating to such Action or Claim which is not confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders satisfactory to such party and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such Claim.

(d)                                 Within ten (10) Business Days of the determination of the amount of any (i) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within ten (10) Business Days of receipt of such Certificate, (ii) Claims for Losses covered by a memorandum of agreement of the nature described in paragraph (b) of this Section 10.3, (iii) Claims for Losses the validity and amount of which have been the subject of judicial determination as described in such paragraph (b) of this Section 10.3, or (iv) Claims for Losses the validity and amount of which shall have been the subject of a final judicial determination as described in paragraph (c) of this Section 10.3, in each case, the Indemnifying Party shall pay such determined amount to the Indemnified Party by wire transfer to the bank account or accounts designated in writing by the Indemnified Party, which designation shall be provided to the Indemnifying Party not less than one (1) Business Day prior to such payment.

(e)           Notwithstanding the foregoing, any failure of an Indemnified Party to timely give notice pursuant to Sections 10.3(a) or (c) shall not affect the right of the Indemnified Party to be indemnified hereunder unless, and then only to the extent that, the Indemnifying Party is prejudiced by such failure.

10.4.                        Limitation of Liability.

(a)                                  Notwithstanding anything to the contrary herein, ADP shall not be liable in respect of any Losses arising from any breach of the Basket Eligible Representations and Warranties or any Losses related to the Lease Liability unless and until the aggregate cumulative amount of Losses claimed hereunder exceeds the ADP Deductible, in which case ADP shall be liable only for such excess over the ADP Deductible, it being understood that Losses resulting from Excluded Liabilities and fraud committed by Purchaser hereunder are excluded, shall not be subject to the ADP Deductible and shall be paid by ADP dollar for dollar from dollar one.

(b)                                 The maximum liability of ADP for Losses arising out of or resulting from any breach of any Basket Eligible Representations and Warranties, together with any Losses related to the Lease Liability, shall be an amount equal to Three Million, Six Hundred Thousand Dollars ($3,600,000) and the maximum liability of ADP for Losses pursuant to this Agreement shall be the Base Purchase Price; provided, however, that (i) any Losses resulting from the Excluded Liabilities (to the extent such Losses do not arise from the breach of any representation and warranty made by ADP herein) shall not be counted for purposes of determining whether the Three Million, Six Hundred Thousand Dollars ($3,600,000) maximum amount has been reached, and (ii) any Losses resulting from fraud committed by ADP hereunder shall not be counted for purposes of determining whether these maximum amounts have been reached.

(c)                                  Notwithstanding anything to the contrary herein, Purchaser shall not be liable in respect of any indemnification obligation arising under Sections 10.2(b)(i) unless and until the aggregate cumulative amount of Losses claimed thereunder exceeds the Purchaser Deductible, in which case Purchaser shall be liable only for such excess over the Purchaser Deductible, it being understood that Losses resulting from fraud committed by Purchaser hereunder are excluded, shall not be subject to the Purchaser Deductible and shall be paid by Purchaser dollar for dollar from dollar one.

(d)                                 The maximum liability of Purchaser for Losses pursuant to this Agreement shall be Three Million Six Hundred Thousand Dollars ($3,600,000.00), provided, however, that any Losses resulting from fraud committed by Purchaser hereunder shall not be counted for purposes of determining whether this maximum amount has been reached.

(e)                                  Payments by ADP pursuant to Section 10.2(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any deductibles or self-insurance retention amounts) and any indemnity, contribution or similar payment actually recovered by Purchaser or any Affiliate from any third party with respect thereto, provided that Purchaser shall use commercially reasonable efforts to collect any such insurance proceeds (including (i) an assignment to ADP of its right to pursue claims thereto (to the extent freely assignable) and (ii) providing ADP with reasonable assistance in pursuing any such assigned claim).

(f)                                    Payments by Purchaser pursuant to Section 10.2(b) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (net of any deductibles or self-insurance retention amounts) and any indemnity, contribution or similar payment actually recovered by ADP or any Affiliate from any third party with respect thereto, provided that ADP shall use commercially reasonable efforts to collect any such insurance proceeds (including (i) an assignment to Purchaser of its right to pursue claims thereto (to the extent freely assignable) and (ii) providing Purchaser with reasonable assistance in pursuing any such assigned claim).

(g)                                 Purchaser hereby acknowledges and agrees that, except in the case of fraud, its sole and exclusive remedy with respect to any and all Claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article X.

(h)                                 Anything herein to the contrary notwithstanding, except in the case of fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Purchased Assets contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(i)                                     In no event shall Losses include (i) any incidental, consequential, indirect or special losses or damages (including lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement or any Ancillary Agreement for any cause whatsoever, or (ii) fees and expenses of more than one firm of counsel (other than reasonably required local counsel) with respect to any claim or claims for indemnification pursuant this Article X arising out of the same general allegations or circumstances.

(j)                                     Neither party hereto shall be liable for more than the other party’s total Losses resulting from any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the breach of more than one representation or warranty.

(k)                                  In the event that any party pays any amount pursuant to Section 10.2, or incurs any costs or expenses in defending any Claim, in either case for which such party has no liability pursuant to this Section 10.4, the other party shall, promptly following such party’s request therefor, reimburse such party for all such amounts so paid or incurred together with interest at an annual rate equal to the Agreed Rate as of the date such amounts were paid or incurred, accruing from the date such amounts were paid or incurred through the date such reimbursement is made.

(l)                                     To the extent that ADP breaches any representation or warranty set forth in Sections 3.13, 3.16(b) or 3.16(f) relating to its compliance with any Laws prior to the Closing Time, Losses for any such breach shall be limited to Losses accruing prior to the Closing Time and shall not include any Losses as a result of the operation of the Transferred Business or the Purchased Assets after the Closing Time regardless of whether Purchaser relies on the prior acts or omissions of ADP in operating the Transferred Business or the Purchased Assets after the Closing Time.

(m)                               ADP shall have no liability under this Agreement with respect to any Losses on account of any liability specifically accrued for on the Closing Date Balance Sheet to the extent that the amount of such liability does not exceed the amount accrued therefor on the Closing Date Balance Sheet.

ARTICLE XI.
MISCELLANEOUS

11.1.                        Entire Agreement.  This Agreement (including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto) and the Non-Disclosure Agreement set forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof (and thereof) and merge and supersede all prior discussions, agreements and understandings of every kind and nature between them (whether oral or written), and no party hereto will be bound by any representation, warranty, covenant, term or condition other than as expressly provided for in this Agreement.  Notwithstanding the foregoing, so long as the Closing occurs, the Non-Disclosure Agreement shall terminate, and be of no further force or effect, effective as of the Closing Time.

11.2.                        Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors of the parties hereto.  This Agreement may not be assigned (by agreement, by operation of law or otherwise) by the parties hereto without the prior written consent of the other party hereto; provided, however, that Purchaser may assign this Agreement to any of its Affiliates in which event Purchaser shall remain jointly and severally liable with such assignee or assignees for all obligations pursuant to this Agreement.

11.3.                        Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument.

11.4.                        Headings. The headings of the Articles, Sections and other subdivisions of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the meaning or interpretation hereof.

11.5.                        Amendments.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

11.6.                        No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Person other than the signatory parties hereto any interest or rights (including any third party beneficiary rights) with respect to or in connection with any Agreement or provision contained herein or contemplated hereby.

11.7.                        Expenses.  Except as otherwise provided in this Agreement, each of ADP and Purchaser will pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel.

11.8.                        Notices.  All notices and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed duly given for all purposes (a) on the date of delivery, if delivered personally or by confirmed telecopier transmission, (b) on the next Business Day after delivery by a recognized overnight carrier, or (c) on the date of receipt or refusal of delivery, if sent by United States certified mail, return receipt requested, postage prepaid, and addressed as follows (or at such other address as any party shall provide to the other parties by notice given pursuant to this Section 11.8):

if to ADP, to:

ADP, Inc.

c/o Dealer Services Group

1950 Hassell Road

Hoffman Estates, IL 60169

Telecopy No.:  (847) 781-9873

Attention:  President

with a copy to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, NJ 07068

Telecopy No.:  (973) 974-3399

Attention:  General Counsel

if to Purchaser, to:

General Physics Corporation

6095 Marshalee Drive

Suite 300

Elkridge, MD 21075

Telecopy No.:  (410) 540-5302

Attention:  Kenneth L. Crawford, Esq.

with a copy to:

DLA Piper US LLP

6225 Smith Avenue

Baltimore, MD  21209

Attention:  Kelly Tubman Hardy, Esq.

11.9.                        Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York.

11.10.                  Publicity.  Except as otherwise required by applicable law or regulation, neither ADP nor Purchaser will issue or permit any of its Affiliates, stockholders, directors, officers, employees or agents to issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior written consent of the other party hereto to the contents and the manner of presentation and publication thereof.  If either party determines, upon written advice of counsel, that it is required by law to make an announcement, it will use its best efforts to consult with, and obtain the written consent of, the other party before making the announcement.

11.11.                  Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced, all other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions hereby are fulfilled.

11.12.                  WAIVERS OF TRIAL BY JURY.  ADP AND PURCHASER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER ADDITIONAL DOCUMENTS, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as a sealed instrument as of the date first above written.

ADP, INC.

By
Name:
Title:

GENERAL PHYSICS CORPORATION

By
Name:
Title: